
                                                                    Exhibit 10.9
================================================================================






                         AGREEMENT AND PLAN OF MERGER

                                     among

                   FLORISTS' TRANSWORLD DELIVERY ASSOCIATION

                                      and

                              PERRY CAPITAL CORP.

                                      and

                            IRIS ACQUISITION CORP.


                                                                  AUGUST 2, 1994
================================================================================

                                      A-i
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                                                TABLE OF CONTENTS
                                                -----------------

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RECITALS...........................................................................................................      A-1

ARTICLE I    DEFINITIONS...........................................................................................      A-2
     1.1     Definitions...........................................................................................      A-2
     1.2     Other Definitions; Rules of Construction..............................................................     A-11

ARTICLE II   PLAN OF MERGER........................................................................................     A-12
     2.1     Merger................................................................................................     A-12
     2.2     Effects of the Merger.................................................................................     A-12
     2.3     Filing of Certificates and Conversion to Profit Corporation...........................................     A-13
     2.4     Conversion of Shares and Membership Interests.........................................................     A-13
     2.5     Surrender and Exchange of Interests...................................................................     A-14
     2.6     Further Action and Obligations of Surviving Corporation...............................................     A-17

ARTICLE III  PRELIMINARY ACTIONS BY FTD............................................................................     A-18
     3.1     FTD Member Approvals..................................................................................     A-18
     3.2     Organization of FTDA..................................................................................     A-18
     3.3     Required Consents.....................................................................................     A-18
     3.4     Pre-Merger Amendment of Articles of Association or Bylaws.............................................     A-19
     3.5     Approval of Michigan Certificate of Merger............................................................     A-19

ARTICLE IV   PRELIMINARY ACTIONS BY BUYER AND BUYER SUB............................................................     A-19
     4.1     Deposit...............................................................................................     A-19
     4.2     Organization and Capitalization of Buyer Sub..........................................................     A-19
     4.3     Covenants and Undertakings............................................................................     A-20

ARTICLE V    CLOSING...............................................................................................     A-20
     Closing.......................................................................................................     A-20

ARTICLE VI   POST-SALE RELATIONSHIPS...............................................................................     A-21
     Post Sale Relationships between Buyer and FTDA................................................................     A-21

ARTICLE VII REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF FTD.....................................................     A-21
     7.1     Organization, Good Standing, and Power of FTD.........................................................     A-21
     7.2     Authority and Capacity of FTD.........................................................................     A-21
     7.3     Effect of Agreement...................................................................................     A-22
     7.4     Financial Statements of FTD...........................................................................     A-23
     7.5     Litigation............................................................................................     A-23
     7.6     Title to Properties; Absence of Liens and Encumbrances................................................     A-23
     7.7     Organization, Good Standing, and Power of Subsidiaries................................................     A-24
     7.8     Stock of Subsidiaries.................................................................................     A-24
     7.9     Intellectual Property.................................................................................     A-24
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     7.10    List of Leases.......................................................................................        A-26
     7.11    Employee Benefit Plans...............................................................................        A-26
     7.12    Taxes................................................................................................        A-27
     7.13    Absence of Certain Changes or Events.................................................................        A-27
     7.14    Labor Relations and Employment.......................................................................        A-28
     7.15    Compliance...........................................................................................        A-28
     7.16    Information Statement................................................................................        A-28
     7.17    Inventory............................................................................................        A-29
     7.18    Opinion of Investment Banker.........................................................................        A-29
     7.19    Environmental Matters................................................................................        A-29
     7.20    [Reserved]...........................................................................................        A-29
     7.21    Cash Merger Consideration............................................................................        A-29
     7.22    The Merger and Certain Related Matters...............................................................        A-29
     7.23    Fees and Charges.....................................................................................        A-30
ARTICLE VIII REPRESENTATIONS, WARRANTIES, AND
             AGREEMENTS OF BUYER AND BUYER SUB....................................................................        A-30
     8.1     Organization, Good Standing, and Power of Buyer and Buyer Sub........................................        A-30
     8.2     Authority and Capacity of Buyer and Buyer Sub........................................................        A-30
     8.3     Effect of Agreement..................................................................................        A-30
     8.4     Litigation...........................................................................................        A-31
     8.5     Financing............................................................................................        A-31
     8.6     The Merger...........................................................................................        A-31

ARTICLE IX CONDUCT OF BUSINESS PENDING CLOSING....................................................................        A-31
     9.1     Conduct of Business..................................................................................        A-31
     9.2     FTD's Pre-Closing Transactional Expenses.............................................................        A-33

ARTICLE X CONDITIONS TO CLOSING...................................................................................        A-34
     10.1    Buyer and Buyer Sub..................................................................................        A-34
     10.2    FTD..................................................................................................        A-35

ARTICLE XI OBLIGATIONS OF FTD AT THE CLOSING......................................................................        A-36
     11.1    FTD's Deliveries and Documents.......................................................................        A-36
     11.2    Opinion of Counsel for FTD...........................................................................        A-36
     11.3    Certificate of FTD...................................................................................        A-37
     11.4    Certified Resolutions................................................................................        A-37
     11.5    Certificates of Good Standing and Incumbency.........................................................        A-37
     11.6    Return of Deposit....................................................................................        A-37
     11.7    Resignations.........................................................................................        A-37
     11.8    Certificate of Independent Accountants...............................................................        A-37

ARTICLE XII   OBLIGATIONS OF BUYER AND BUYER SUB AT CLOSING.......................................................        A-37
     12.1    Buyer's and Buyer Sub's Deliveries and Documents.....................................................        A-37
     12.2    Opinion of Counsel for Buyer and Buyer Sub...........................................................        A-37
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                                     A-iii
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     12.3   Certificate of Buyer and Buyer Sub............................................................................     A-37
     12.4   Certified Resolutions.........................................................................................     A-38
     12.5   Certificates of Good Standing and Incumbency..................................................................     A-38

ARTICLE XIII   ANTITRUST FILING...........................................................................................     A-38
     13.1   Filing........................................................................................................     A-38

ARTICLE XIV    EMPLOYEES..................................................................................................     A-38
     14.1   Certain Employment Obligations................................................................................     A-38
     14.2   Severance Arrangements........................................................................................     A-38
     14.3   Post-Merger Transferred Employees.............................................................................     A-39
     14.4   Termination Notice............................................................................................     A-39

ARTICLE XV     ARBITRATION................................................................................................     A-39
     15.1   Arbitration...................................................................................................     A-39

ARTICLE XVI    TERMINATION................................................................................................     A-39
     16.1   Termination Events............................................................................................     A-39
     16.2   Effect of Termination.........................................................................................     A-40

ARTICLE XVII   MISCELLANEOUS..............................................................................................     A-41
     17.1   Other Offers..................................................................................................     A-41
     17.2   Sales and Transfer Taxes......................................................................................     A-41
     17.3   Brokers and Finders...........................................................................................     A-41
     17.4   Non-Survival of Representations and Warranties................................................................     A-41
     17.5   Waivers.......................................................................................................     A-42
     17.6   Expenses......................................................................................................     A-42
     17.7   Notices.......................................................................................................     A-42
     17.8   Confidentiality...............................................................................................     A-43
     17.9   Binding Effect................................................................................................     A-43
     17.10  Non-Assignability.............................................................................................     A-43
     17.11  Section and Other Headings....................................................................................     A-43
     17.12  Counterparts..................................................................................................     A-43
     17.13  Publicity.....................................................................................................     A-44
     17.14  Entire Agreement..............................................................................................     A-44
     17.15  Best Efforts..................................................................................................     A-44
     17.16  Governing Law.................................................................................................     A-44
     17.17  Severability..................................................................................................     A-44

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger ("Agreement") dated August 2, 1994, among Florists' Transworld Delivery Association, a Michigan nonprofit corporation ("FTD"); Perry Capital Corp., a Delaware corporation ("Buyer"), and IRIS Acquisition Corp., a Delaware corporation ("Buyer Sub").

                                   RECITALS:

     WHEREAS, FTD is a Michigan nonprofit corporation organized on a membership basis and operated on behalf of the Members (as defined below) and is engaged in providing services to and facilitating orders among the Members, including without limitation granting the Members the right to use the Logo (as defined below); and

     WHEREAS, Buyer is the sole stockholder of Buyer Sub; and

     WHEREAS, prior to the Merger (as defined below), FTD Association ("FTDA") will be incorporated in an appropriate United States jurisdiction as a nonprofit corporation organized on a membership basis; and

     WHEREAS, FTD and Buyer desire to cause Buyer Sub to be merged with and into FTD (the "Merger") on the terms set forth herein, with FTD to be the surviving corporation following the Merger, with Buyer to be the sole member of FTD, and with Buyer converting FTD into a Michigan business corporation immediately upon the Merger becoming effective; and

     WHEREAS, FTD will retain in the Merger all of FTD's assets that are currently used in connection with conducting the operations of FTD known as Floral Network, Marketplace, Clearing House, Publications, Renaissance Greeting Cards, and Direct Access (collectively, the "Businesses"); and

     WHEREAS, as a result of the Merger, Buyer's stock in Buyer Sub will be converted to and exchanged for a membership interest in FTD, and Buyer shall be the sole member of FTD; and

     WHEREAS, as a result of the Merger, each Member's FTD Membership Interest will be converted solely into the right to receive certain cash consideration, as described below; and

     WHEREAS, FTD has operated on a cooperative basis since 1970 in carrying out its business within the scope of the purposes set forth in its Articles of Association, and the Board of Directors of FTD has determined that the Cash Merger Consideration (as defined below) should be distributed on a cooperative basis substantially in the manner set forth in FTD's Bylaw XIV(d), using the Patronage Distribution Method (as defined below), subject, with respect to the Declaratory Judgment Merger Consideration (as defined below), to the determination of a court of competent jurisdiction in the Declaratory Judgment Action (as defined below) or a change in applicable law, in either case so as to provide for the legal method of distributing the Cash Merger Consideration; and

     WHEREAS, FTD believes that an actual controversy will exist as to the Distribution Method (as defined below) and FTD agrees that DJ Trustee shall be authorized, and the Members shall appoint DJ Trustee at the time of the vote on the Merger, to serve on an all expense paid basis as the duly authorized representative of the Members in commencing and conducting the Declaratory Judgment Action; and

     WHEREAS, concurrently with the Merger, each member of FTD will be given the opportunity to become a member of FTDA; and

     WHEREAS, the members of FTD who become members of FTDA will continue to have the right to use the Member Used Intellectual Property after the Merger pursuant to rights granted by the Surviving Corporation (as defined below) under a Trademark Membership License Agreement to be entered into with each such FTDA member; and

     WHEREAS, immediately after the Merger, Buyer, as the sole member of FTD, will cause FTD to amend its Articles of Association to convert FTD into a Michigan business corporation, all as described below.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows.

                                   ARTICLE I
                                   ---------
                                  DEFINITIONS

     1.1 Definitions.  Terms set forth below shall have the following meanings:

     "Acquisition Proposal" has the meaning set forth in Section 17.1.

     "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. As used in this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through owning voting securities, by contract, or otherwise. With respect to Buyer, "Affiliate" shall include all successors and assignees of Buyer or FTD.

     "Allocable Cash Merger Consideration" means an amount equal to the sum of
(a) the Member Equity attributable to a Distributee Member; and (b) the portion of the Declaratory Judgment Merger Distribution distributable to such member pursuant to the Declaratory Judgment Decision.

     "Antitrust Filing" has the meaning set forth in Section 13.1.

     "Businesses" has the meaning set forth in the Recitals.

     "Bylaws" means the FTD Bylaws contained in the FTD Handbook at pages 76 through 117, as amended at FTD's 1993 Annual Members' Meeting and through the Closing Date.

     "Cash Merger Consideration" means an amount equal to $112,200,000 less the sum of (a) the Transaction Expenses incurred on or after July 1, 1994, (b) the amount of Members' Equity or any amount of the Credit Deposit Fund paid by FTD to or on behalf of Members in cash on or after July 1, 1994 through the Closing Date, (c) the fees, costs and expenses incurred or paid by FTD in connection with the Declaratory Judgment Action prior to the Closing Date, and (d) the Credit Deposit Fund as of the Cut Off Time.

     "Closing" has the meaning set forth in Article V.

     "Closing Date" means the date established by the parties on which the Closing of the Merger and transactions contemplated by this Agreement shall occur, such date to be not later than ten (10) business days following the date on which the conditions set forth in Article X have been satisfied or waived.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consent Order" means the Modified Final Judgment, dated November 13, 1990, of the United States District Court for the Eastern District of Michigan in the United States of America v. Florists' Telegraph Delivery Association, Civ. No. 56-15748, and United States of America v Florists' Transworld Delivery Association, Civ. No. 66-28784.

     "Corporation Act" means the Michigan Business Corporation Act, as amended, M.C.L.A. Sec. 450.1101 et seq.

     "Credit Deposit Fund" means the money held on behalf of members as a credit deposit which is part of the Credit Deposit Fund and which is reported in the Members' equity section of the Financial Statements.

     "Cut Off Time" means the close of business on the date which is five (5) business days prior to the Closing Date.

     "DGCL" means the Delaware General Corporation Law.

     "DJ Trustee" means the Person or Persons appointed by the Board of Directors of FTD, and approved by the FTD Record Members at the Special Membership Meeting, as the authorized representative(s) of the Distributee Members to bring and prosecute the Declaratory Judgment Action and thereafter implement the Declaratory Judgment Decision in accordance with this Agreement.

     "Damages" means any and all loss, damage, liability or expense (including reasonable attorneys fees and costs of litigation) arising out of a dispute.

     "Declaratory Judgment Action" means an action brought by the DJ Trustee on or immediately after the approval of the Merger by the Members, but before the Closing Date, in the Circuit Court for the County of Oakland, State of Michigan (or if such forum as unavailable, another court of competent jurisdiction) pursuant to Michigan Court Rule 2.605 to settle an actual controversy, to preserve legal rights, and to guide future conduct regarding whether the

Patronage Distribution Method is the proper manner and basis under applicable law of distributing to Distributee Members the Declaratory Judgment Merger Distribution or whether it must be modified in any respect so that no member is adversely affected, within the meaning of applicable law.

     "Declaratory Judgment Decision" means the first to occur of (a) the final and non-appealable decision rendered in the Declaratory Judgment Action, (b) such change in circumstance or law which, in the written opinion of counsel to the DJ Trustee acceptable to the Surviving Corporation, resolves the controversy that would otherwise be decided in a Declaratory Judgment Action, or (c) settlement of the Declaratory Judgment Action on such basis as may be approved by the court hearing such action.

     "Declaratory Judgment Merger Consideration" means an amount equal to the Cash Merger Consideration less the Member Merger Distributions.

     "Declaratory Judgment Merger Distribution" means the Declaratory Judgment Merger Consideration: (x) less (a) the attorneys fees, costs, and expenses of the Declaratory Judgment Action; (b) the fees, costs, and expenses of the Disbursing Agent; (c) the fees, costs and expenses of the DJ Trustee incurred in connection with the Declaratory Judgment Action on or after the Closing Date; and (d) any Damages incurred by Buyer or the Surviving Corporation arising out of or relating to the method of distributing the Cash Merger Consideration; (y) adjusted for the increase or decrease in the amount of the deposited funds resulting from income and/or losses arising from the investment of such funds in Permitted Investments for the period through the date of the Declaratory Judgment Decision; and, (z) less all taxes imposed on the net income of such fund as determined by the Distribution Accountants and as required to be set forth on the tax returns for such fund which returns shall be prepared by the Distribution Accountants for filing by the DJ Trustee.

     "Deposit" has the meaning set forth in Section 4.1.

     "Direct Access" means FTD Direct Access, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings.

     "Directory Advertising" means Directory Advertising, Inc., a Michigan corporation and wholly-owned subsidiary of FTD.

     "Disbursement Agreement" means the agreement between the Disbursing Agent and FTD, in form and substance reasonably satisfactory to the parties, pursuant to which, among other things, the Cash Merger Consideration will be distributed as described in Article II.

     "Disbursing Agent" means a Person mutually acceptable to Buyer and FTD which shall disburse the Cash Merger Consideration to Distributee Members pursuant to the Disbursement Agreement.

     "Distributee Member" means a member of FTD immediately prior to the Effective Time which is entitled to receive a portion of the Cash Merger Consideration pursuant to the Articles of Association and Bylaws of FTD and applicable law which members are: (i) the "Active

Members" which hold the Voting Membership Interests described is Part I of
Schedule 2.4; (ii) the "Affiliate Members" which hold the Affiliate Membership Interests (Nonvoting) described in Part II of Schedule 2.4; and (iii) those "Foreign Members" which hold Other Members (Nonvoting) membership interests described in Part III, subsection (c) of Schedule 2.4 and which Foreign Members are, in addition, Foreign Members whose business operations are conducted in the Republic of the Philippines and who are shown on FTD's books and records as having Member Equity.

     "Distribution Accountants" means a national accounting firm mutually acceptable to the parties and retained for the purpose of calculating the amounts due to be distributed to the Distributee Members pursuant to the terms of this Agreement and the Disbursement Agreement.

     "Distribution Method" means the Patronage Distribution Method, the Per Capita Distribution Method or such other method of distributing the Declaratory Judgment Merger Distribution as shall be determined in the Declaratory Judgment Action to be proper and lawful.

     "Distribution Percentage" means, with respect to any Distributee Member, that percentage which bears the same ratio to one hundred percent (100%) as the Member Equity attributable to such Distributee Member bears to the sum of all Members' Equity attributable to all Distributee Members.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 7.11.

     "ERISA Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan as defined in ERISA Section 3(2) ("Employee Pension Benefit Plan"),
(ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan as defined in ERISA), or (iv) Employee Welfare Benefit Plan as defined in ERISA Section 3(1).

     "Effective Time" has the meaning set forth in Section 7.22.

     "Employee Benefit Plan" means any employee benefit or compensation plan, program, agreement or arrangement, including, without limitation, any ERISA Employee Benefit Plan, employee fringe benefit plan or program, incentive compensation plan (whether short term or long term), stock-based pine or severance or termination plan or program.

     "Encumbrances" has the meaning set forth in Section 7.6.

     "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person or entity alleging potential liability arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned or operated by FTD or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "Escrow Agent" has the meaning set forth in Section 4.1(b).

     "Escrow Agreement" has the meaning set forth in Section 4.1(a).

     "FTD" has the meaning set forth in the Recitals prior to the Merger and shall mean the Surviving Corporation effective as of the Merger.

     "FTD Canada" means Florists' Transworld Delivery Association of Canada Limited, a Federal corporation and wholly-owned subsidiary of FTD.

     "FTD Handbook" means the FTD Member/Owner Handbook issued by FTD and containing the Articles of Association, Bylaws, Rules, Regulations, and Policies (all as described in the FTD Handbook) effective as of April 14, 1993, and as the same may have been amended by the Members or FTD's Board of Directors thereafter, a true and complete copy of which or reproduction thereof is included with the Schedules to this Agreement.

     "FTD Membership Interest" means the membership interest of a Distributee Member.

     "FTD Non-Distributee Membership Interest" means the membership interest of a Non-Distributee Member.

     "FTD Permits" has the meaning set forth in Section 7.15.

     "FTD Record Member" means a member of FTD on the Record Date entitled to vote at the Special Membership Meeting pursuant to the Articles of Association and Bylaws of FTD and applicable law which members are "Active Members" and hold the Voting Membership Interests described as such in Part I of Schedule 2.4.

     "FTD's Intellectual Property" has the meaning set forth in Section 7.9(a).

     "FTDA" has the meaning set forth in the Recitals.

     "FTDA Bylaws" means the Bylaws of FTDA to be adopted by FTDA.

     "FTDA Handbook" means the document which shall be substantially similar to the FTD Handbook as in effect on the date hereof with such changes or modifications as are necessary to effectuate the transactions contemplated by this Agreement.

     "Financial Statements" has the meaning set forth in Section 7.4.

     "Floral Network" means the system of computer terminals and central processing units and related peripheral equipment, software, computer programs, electronic data storage mechanisms, and systems, regardless of the software architecture employed, (i) used in the provision of a specialized electronic network that is currently used in the Businesses for, among other functions, floral order transmission and processing, computer network communications services, Member support and telemarketing services, (ii) used in the provision of depot maintenance, and
(iii) used to provide PC-based business management application software to the Members, and all documentation and resource material related to any of the foregoing and all additions, improvements, updates and accessions thereto.

     "GAAP" means generally accepted accounting principles applied consistently.

     "HSR Act" has the meaning set forth in Section 13.1.

     "Hazardous Substances" means those substances designated pursuant to Sec. 101(14) and Sec. 102 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sec. 9601(14) and Sec. 9602; imminently hazardous chemical substances or mixtures as defined in Sec. 7(f) of the Toxic Substances Control Act, 15 U.S.C. Sec. 2606(f); and oils, petroleum, and petroleum products.

     "Holdings" means FTD Holdings, Incorporated, a Delaware corporation and wholly-owned subsidiary of FTD.

     "Information Statement" means the information statement to be sent to members (including FTD Record Members) in connection with the Special Membership Meeting.

     "Insurance Programs" has the meaning set forth in the Mutual Support Agreement.

     "Intellectual Property'" has the meaning act forth in Section 7.9(a).

     "Interflora" means Interflora, Inc., a Michigan corporation.

     "Leaseback Agreement" means the agreement to be entered into no later than the date immediately prior to the Closing Date between the Surviving Corporation and FTDA in form and substance mutually satisfactory to the parties which shall provide for: (i) the lease by FTDA at fair market value of certain real property in Southfield, Michigan and certain furniture and equipment located thereat for a term of five (5) years, provided the Surviving Corporation shall be entitled to terminate the Lease for the real property upon reasonable notice in the event it sells or completely vacates the facility currently occupied by employees of FTD; (ii) the assignment of the lease and all obligations relating to the office space in Washington, D.C. currently occupied by employees of FTD or, alternatively, such other arrangements providing for the use of such space by FTDA on the terms contained in the underlying lease and otherwise on terms and conditions mutually acceptable to the Surviving Corporation and FTDA; and (iii) the lease by FTDA of the publications known as "FTD FAMILY" and "FLORIST" for a 99-year renewable term, in consideration of FTDA providing advertising space to Surviving Corporation in such publications with a value of $10,000 annually, adjusted for increases in the CPI Index in the manner provided in the Mutual Support Agreement.

     "Leased Premises" has the meaning set forth in Section 7.6.

     "Leases" has the meaning set forth in Section 7.10.

     "Liabilities to Distributee Members and Non-Distributee Members" means those amounts payable or credited by FTD to Distributee Members and Non-Distributee Members in the ordinary course of business pursuant to the following plans or programs: Clearinghouse statement balances, convention savings fund balances, benevolent fund payments, foreign tour fund balances, and education savings balances which are included as liabilities in the Financial Statements for the period ending June 30, 1994 or which if payable or credited after such date would have been included on such Financial Statements if they were payable or credited prior to that date.

     "Licensed Intellectual Property" means the registered and unregistered Trademarks owned and used by FTD as of the date of this Agreement, including without limitation the Logo and the marks "FTD", "FTDA", and "FLORISTS TRANSWORLD DELIVERY", "FLORIST" and "FTD FAMILY" (all as set forth on Exhibit TL-A to the Trademark License Agreement, and all other Trademarks used in connection with the Retail/Professional Florists Industry acquired by the Surviving Corporation at any time after the date of the Merger, but shall not include such Trademarks as are used solely in connection with the Floral Network, any Software which FTD owns or has the right to use pursuant to a license or other agreement, the marks "Interflora" and "Fleurin" licensed to FTD under the Interflora/FTD License Agreements dated December 7, 1987 between Interflora and FTD, or any Trademarks owned by RGC. However, Licensed Intellectual Property shall not include any Intellectual Property which was used by FTD prior to the Merger pursuant to an agreement which restricts or otherwise limits the Surviving Corporation's ability to license to FTDA, or use on FTDA's behalf, said Intellectual Property, unless the necessary consents from third parties have been duly obtained pursuant to Section 3.3.

     "Licenses" has the meaning set forth in Section 7.9.

     "Litigation" has the meaning set forth in Section 7.5.

     "Logo" means the stylized Mercury man emblem shown in Exhibit TL-B to the Trademark License Agreement.

     "Material Adverse Effect" means any adverse change in the financial condition, business, prospects or results of operations of FTD or any of the Subsidiaries, which is material to FTD and the Subsidiaries, taken as a whole.

     "Member" means an Active Member and an Affiliate Member (each as defined in Bylaw I, Section 2 of FTD's Bylaws) of FTD.

     "Member Equity" means the amounts available to be distributed to each Distributee Member in forms other than cash held by FTD for the account of each Distributee Member as of June 30, 1994, plus such amounts as shall be distributable in cash or written notices of allocation to each Distributee Member for the fiscal year ended June 30, 1994, plus the Stub Period Member Equity less any amount paid by FTD from the equity account of such Distributee Member to, or on behalf of, such Distributee Member in cash on or after July 1, 1994 through the Effective Time. Member Equity does not include any amount of the Credit Deposit Fund.

     "Member Equity Merger Distribution" means that portion of the Cash Merger Consideration that will be distributed to Distributee Members in satisfaction of Members' Equity other than Stub Period Member Equity.

     "Member Merger Distributions" means the Member Equity Merger Distribution and the Stub Period Merger Distribution.

     "Member Used Intellectual Property" has the meaning set forth in the Mutual Support Agreement.

     "Members' Equity" means the cumulative amount of Member Equity for all Distributee Members.

     "Merger" has the meaning set forth in the Recitals.

     "Michigan Certificate of Merger" means the certificate of merger to be filed pursuant to Section 2.3(c).

     "Mutual Support Agreement" means the agreement to be entered into no later than the date immediately prior to the Closing Date between the Surviving Corporation and FTDA in the form attached as Exhibit A to this Agreement.

     "NOLs" has the meaning set forth in Section 7.12.

     "Non-Distributee Member" means those members of FTD which are not Distributee Members.

     "Nonprofit Act" means the Michigan Nonprofit Corporation Act, as amended, M.C.L.A. Sec. 450.2101 et seq.

     "Patronage Distribution Method" means that method of determining the amount to be distributed to any Distributee Member by applying the Distribution Percentage to the aggregate amount to be distributed.

     "Per Capita Distribution Method" means that method of determining the amount to be distributed to any Distributee Member by dividing the aggregate amount to be distributed on an equal per capita basis.

     "Permitted Investments" means direct obligations of or obligations fully guaranteed by the United States of America; provided that the maturities of such obligations shall be such so as to permit the Disbursing Agent to distribute the Declaratory Judgment Merger Distribution in accordance with the terms of this Agreement and the Disbursement Agreement but in no event shall such maturities exceed more than three hundred and sixty-five (365) days.

     "Person" means an individual, a corporation, a partnership, an association, a trust, or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

     "Pre-Merger Amendment" means an amendment to FTD's Articles of Association and/or Bylaws to provide for an additional class of FTD membership to which Buyer will be admitted at the Effective Time of the Merger. Such amendment shall be in the form to be mutually agreed upon by Buyer and FTD.

     "Private Letter Ruling" means the private letter ruling from the United States Internal Revenue Service to FTD, dated January 23, 1970.

     "RGC" means Renaissance Greeting Cards, Inc., a Maine corporation formerly known as "Renaissance Acquisition Company", and majority-owned subsidiary of Holdings.

     "Real Property" means the real property owned by FTD and/or its Subsidiaries.

     "Record Date" means the record date established by FTD's Board of Directors for the purpose of determining which of FTD's members are entitled to notice of and to vote at the Special Membership Meeting to be held to review and approve the Merger, the Pre-Merger Amendment, and the transactions contemplated by this Agreement.

     "Related Agreements" means the Mutual Support Agreement, Trademark License Agreement, Leaseback Agreement, the Escrow Agreement, the Disbursement Agreement and any other agreements, certificates and instruments executed in connection with this Agreement and the transactions contemplated hereby and by such other agreements.

     "Restated FTD Articles" has the meaning set forth in Section 2.3(d).

     "Retail/Professional Florists Industry" means the business of selling products and performing services customarily associated with operating and maintaining a retail/professional florist business.

     "Securities Act" has the meaning set forth in Section 6.20.

     "Software" means all computer software and databases, including all embodiments or fixations thereof and related resource material and documentation, and all additions, improvements, enhancements, updates and accessions thereto, and including without limitation the Floral Network.

     "Special Credit Deposit" means the aggregate of all amounts which have been assessed against, paid by and remain to the credit of Members as Special Credit Deposits and advance payments pursuant to the Clearing House Rules set forth in the FTD Handbook at pages 144 through 149 and which are included as liabilities in the Financial Statements for the period ended June 30, 1994 or which, if payable or credited after such date, would have been included on each Financial Statement if they were payable or credited prior to such date.

     "Special Membership Meeting" has the meaning set forth in Section 3.1.

     "Stub Period Member Equity" means with respect to each Distributee Member such amounts as shall be distributable in cash or written notices of allocation to such Distributee

Member for the partial fiscal year beginning on July 1, 1994, and ending on the Closing Date less any amounts paid by FTD from the equity account of such Distributee Member during such period.

     "Stub Period Merger Distribution" means that portion of the Cash Merger Consideration that will be distributed to Distributee Members in satisfaction of Stub Period Member Equity.

     "Subsidiaries" means, collectively, Holdings, Direct Access, FTD Canada, Directory Advertising and RGC.

     "Surviving Corporation" means FTD following the Merger and its successors.

     "Tax" or "tax" has the meaning set forth in Section 7.12 for purposes of such Section.

     "Trademark License Agreement" means the license agreement in substantially the form attached as Exhibit MS-A to the Mutual Support Agreement to be entered into no later than the date immediately prior to the Closing Date between the Surviving Corporation and FTDA.

     "Trademark Membership License Agreement" means the license agreement in substantially the form attached as Exhibit MS-B to the Mutual Support Agreement to be entered into after the Closing between the Surviving Corporation and each Person who becomes a member of FTDA.

     "Trademarks" means those trademarks, trade dress, trade names, trade styles, logos or service marks, including all registrations thereof and applications therefor in the United States, any political subdivisions thereof, and any foreign jurisdictions.

     "Transaction Expenses" has the meaning set forth in Section 9.2.

     "Transferred Employees" has the meaning set forth in Section 10.1(n).

     "Transmittal Form" has the meaning set forth in Section 2.5(b)(ii).

     "Value Plus Program" means the FTD program of member incentives previously adopted by FTD's Board of Directors and as in effect on the date of this Agreement and through the Closing Date and described in or attached as Schedule 1.1.

     "Value Plus Program Liabilities" means FTD's liabilities to Members accrued as of the Closing Date on the books of account of FTD to provide benefits to the Members under the Value Plus Program.

     1.2 Other Definitions; Rules of Construction.

     (a) As used herein, the terms "Agreement", "FTD", "Buyer", and "Buyer Sub" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. These terms, together with the terms defined in
Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly.

     (b) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                                  ARTICLE II
                                  ----------
                                PLAN OF MERGER

      2.1 Merger. On the Closing Date, in accordance with the Nonprofit Act, the Corporation Act (to the extent it may be applicable) and the DGCL, FTD and Buyer Sub shall be merged into a single corporation existing under the laws of the State of Michigan, to wit, FTD, one of the constituent corporations, which shall be the Surviving Corporation. The separate existence of Buyer Sub shall thereupon cease, and FTD shall continue its corporate existence as the Surviving Corporation.

      2.2 Effects of the Merger.  At the Effective Time:

          (a) the separate existence of Buyer Sub shall cease and Buyer Sub shall be merged with and into FTD, which shall be the Surviving Corporation under the Nonprofit Act;

          (b) the Cash Merger Consideration shall be remitted to the Disbursing Agent and disbursed as required by this Agreement and in the Disbursement Agreement, provided that the Declaratory Judgment Merger Consideration shall be held by the Disbursing Agent and invested in Permitted Investments as directed by the Surviving Corporation until the Declaratory Judgment Decision is obtained, after which distribution shall be made to Distributee Members in accordance with such agreements;

          (c) the Articles of Association of FTD as in effect on the Closing Date shall be the Articles of Association of the Surviving Corporation;

          (d) Buyer Sub's Bylaws shall be the Bylaws of the Surviving Corporation, provided that the name of the Surviving Corporation shall remain Florists' Transworld Delivery Association until it shall be changed by the filing of the Restated Articles;

          (e) the directors of Buyer Sub shall be the directors of the Surviving Corporation and shall hold office until their successors are elected in accordance with the Bylaws of the Surviving Corporation or until their earlier resignation, removal or death;

          (f) the officers of Buyer Sub shall be the officers of the Surviving Corporation and shall hold office at the pleasure of the Surviving Corporation's Board of Directors and until their successors are elected in accordance with the Bylaws of the Surviving Corporation or until their earlier resignation, removal or death; and

          (g) the Surviving Corporation shall thereafter possess all the rights, privileges, immunities, and franchises, and be responsible and liable for all liabilities, of each of the constituent corporations as provided by the Nonprofit Act and the DGCL.

      2.3 Filing of Certificates and Conversion to Profit Corporation. Before, on or immediately after the Effective Time as herein specified, the following shall be filed by or on behalf of each of FTD and/or Buyer Sub with the appropriate authority:

          (a) prior to the Effective Time, the Pre-Merger Amendment to the FTD Articles of Association;

          (b) a certificate of merger pursuant to Section 103 of the DGCL to be effective on the Closing Date;

          (c) a certificate of merger pursuant to Sections 707 and 131 of the Nonprofit Act ("Michigan Certificate of Merger") to be effective as of the Closing Date after the filing described in subsection (b); and

          (d) immediately after the Effective Time, a certificate of amendment which shall amend the Articles of Association of the Surviving Corporation to, inter alia, (i) convert the Surviving Corporation to a "for profit" corporation pursuant to Section 601(2) of the Nonprofit Act, and (ii) change the name of the Surviving Corporation to "Florists' Transworld Delivery, Inc." (the "Restated FTD Articles").

      2.4 Conversion of Shares and Membership Interests. The manner of converting outstanding shares of Buyer Sub stock into the consideration to be exchanged therefor and of converting FTD Membership Interests into the consideration to be distributed in exchange therefor shall be as follows:

          (a)  Membership Interests.

               (i) A true and accurate description of FTD's outstanding types of membership interests prior to the effectiveness of the Pre-Merger Amendment contemplated by Section 2.3(a) is set forth on Schedule 2.4(a), which membership interests are the only existing membership interests of FTD of any kind or nature whatsoever. The FTD Record Members are the only holders of membership interests entitled to vote with respect to the Merger and each such FTD Record Member is entitled to cast one vote with respect to such member's membership interest. The Distributee Members hold the only FTD membership interests of any kind or nature whatsoever that are entitled to be converted in the Merger and receive any of the Cash Merger Consideration pursuant to the Articles of Association or Bylaws of FTD or applicable law. At the Effective Time the membership interests of Non-Distributee Members will be extinguished and are not entitled to be converted in the Merger or receive any of the Cash Merger Consideration pursuant to the Articles of Association or Bylaws of FTD or applicable law.

               (ii) At the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, FTD, or Buyer Sub, each FTD Membership Interest shall be converted into a right to receive the Allocable Cash

          Merger Consideration (less any required withholding of taxes) without interest (other than as provided for in the Declaratory Judgment Merger Distribution).

               (iii) At the Effective Time, all FTD membership interests of any kind or nature whatsoever (excluding only the membership interest to be held by Buyer pursuant to Section 2.4(b)(ii)) in existence immediately prior to the Effective Time shall terminate and be extinguished and the holders of such interests shall cease to have any rights with respect to the Surviving Corporation except (A) each Distributee Member shall have the right to receive the Allocable Cash Merger Consideration (less any applicable withholding of taxes) without interest (other than as provided for in the Declaratory Judgment Merger Distribution) pursuant to subsection (ii), and (B) as provided in Section 2.6.

          (b)  Buyer Sub Stock.

               (i) A description of Buyer Sub's stock issued and outstanding and entitled to vote with respect to the Merger is 100 shares of common stock, which is the only issued and outstanding stock of Buyer Sub.

               (ii) At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Buyer Sub, or FTD, the 100 issued and outstanding shares of Buyer Sub common stock shall be converted into the sole membership interest in the Surviving Corporation.

      2.5 Surrender and Exchange of Interests. After the Effective Time, the exchange and conversion of the interests of Buyer and the Distributee Members in Buyer Sub and FTD, respectively, shall be carried out as follows:

      (a) Buyer Sub Certificates Exchanged for Membership Interest in Surviving Corporation. Buyer shall surrender to the Surviving Corporation the certificate or certificates representing the 100 issued and outstanding shares of Buyer Sub common stock and shall be entitled upon such surrender to receive in exchange therefor a certificate representing the sole membership interest in the Surviving Corporation.

      (b) Deposit of Funds; Converting FTD Membership Interests.

          (i) At or prior to the Effective Time, (A) the Escrow Agent shall have delivered the Deposit to the Buyer or, at Buyer's direction, the Disbursing Agent, in partial payment of the Cash Merger Consideration, and (B) Buyer Sub shall deposit by wire transfer with the Disbursing Agent, pursuant to the terms of the Disbursement Agreement and this Agreement, an amount in cash equal to the total Cash Merger Consideration, less the amount of the Deposit, if delivered to the Disbursing Agent pursuant to clause (A) above. Buyer Sub shall furnish to FTD evidence satisfactory to FTD that such funds have been so deposited with the Disbursing Agent. Except with respect to amounts required to be distributed as part of the Declaratory Judgment Merger Distribution, no interest on amounts deposited with the Disbursing Agent shall accrue for the benefit of, or be paid to Distributee Members.

          (ii) Promptly after the Effective Time, the Disbursing Agent shall notify each Distributee Member and Non-Distributee Member of the effectiveness of the Merger and shall cause a transmittal and instruction form ("Transmittal Form") to be sent to each Distributee Member advising such members of (a) the terms of payment to be effected in connection with the Merger, (b) the procedure for instructing the Disbursing Agent regarding the manner and timing of delivering the Allocable Cash Merger Consideration to which such member is entitled under this Agreement, (c) the actions required to be taken to become a member of FTDA and continue to use the Member Used Intellectual Property which actions shall include, but not be limited to, execution and delivery to FTDA of the Trademark Membership License Agreement, and (d) that such Distributee Member's FTD Membership Interest has, by virtue of the Merger, been converted solely into the right to receive the Allocable Cash Merger Consideration and the right to receive, as applicable, credits for or repayments of the program balances described in Section 2.6. Such Transmittal Form shall include, as a condition to receipt of the Allocable Cash Merger Consideration, an unconditional release from each Distributee Member for any and all liabilities owed to such member by FTD, the Surviving Corporation, Buyer or FTDA in connection with the Merger or such member's FTD membership interests other than the Allocable Cash Merger Consideration and any amounts or credits described in Section 2.6.

          (iii) The Surviving Corporation shall notify the Disbursing Agent of the effectiveness of the Merger. Thereafter,

            (A) Upon the Disbursing Agent receiving a duly executed Transmittal Form and such other documents reasonably requested by the Disbursing Agent from a Distributee Member, the Disbursing Agent shall promptly pay by check to each such submitting member an amount equal to the Member Equity attributable to such member as of June 30, 1994 (less any required withholding of taxes) without interest, provided that if such submitting member shall have complied with the instructions for becoming a member of FTDA, the amount payable pursuant to this subsection shall be reduced by the amount thereof which such member authorizes the Disbursing Agent to pay over to FTDA as a membership fee on behalf of such member. The Member Equity attributable to each Distributee Member pursuant to this subsection shall be as set forth in the books and records of FTD and shall be certified by the Distribution Accountants and provided to the Disbursing Agent prior to the Effective Time;

            (B) Upon the Disbursing Agent's receipt of the calculation of the Stub Period Member Equity for each Distributee Member (if any), certified by the Distribution Accountants and approved by the Surviving Corporation and the DJ Trustee, the Disbursing Agent shall promptly pay, by check to each Distributee Member who has theretofore submitted a duly executed Transmittal Form, the Stub Period Member Equity attributable to such member (less any required withholding for taxes) without interest;

            (C) Upon the Disbursing Agent's receipt of a certified Declaratory Judgment Decision and of a calculation of the portion of the Declaratory

          Judgment Merger Distribution distributable to each Distributee Member certified by the Distribution Accountants and approved by the Surviving Corporation and the DJ Trustee, the Disbursing Agent shall promptly pay by check to each such Distributee Member who has theretofore submitted a duly executed Transmittal Form, the portion of the Declaratory Judgment Merger Distribution distributable to such member (less any required withholding for taxes) without interest (other than as provided for in the Declaratory Judgment Merger Distribution);

            (D) In no event shall the Disbursing Agent be required to make any payment to a person other than a Distributee Member in whose name the applicable FTD Membership Interest is recorded on FTD's records immediately prior to the Effective Time, and the Disbursing Agent shall be permitted to make such inquiries as it deems appropriate to assure itself with respect to the identity and entitlement to distribution of any applicant;

            (E) Until surrender of the Transmittal Form, the FTD Membership Interest of a Distributee Member shall represent only the right to receive such holder's Allocable Cash Merger Consideration and such holder shall cease to have any other rights with respect to such interest or the Surviving Corporation other than as provided in
          Section 2.6; and,

            (F) To the extent that the Surviving Corporation has incurred Damages arising out of or relating to the method on distributing the Cash Merger Consideration, Buyer or the Surviving Corporation shall provide written notice to the DJ Trustee, after which the Surviving Corporation and the DJ Trustee shall negotiate in good faith to agree on the total amount of such Damages. In the event that such agreement cannot be reached within ten (10) days after such notice, the dispute shall be resolved pursuant to the arbitration procedures set forth in
          Article XV. The Disbursing Agent shall pay to the Surviving Corporation from the Declaratory Judgment Merger Consideration, the amount of such Damages determined by agreement of the parties or pursuant to an arbitration award.

          (iv) Six (6) months after the Declaratory Judgment Decision, the Disbursing Agent shall deliver to the Surviving Corporation any funds not disbursed pursuant to subsection (iii) above, and thereafter the Surviving Corporation (subject to applicable abandoned property laws) shall, upon delivery to it of a duly executed Transmittal Form by a Distributee Member, distribute to such member the Allocable Cash Merger Consideration without interest (other than as provided for in the Declaratory Judgment Merger Distribution) in accordance with the terms of this Section.

          (v) Except as provided in subsection (ii) and Section 2.6, after delivery of the Cash Merger Distribution to the Disbursing Agent, the Buyer and the Surviving Corporation shall have no further obligations to any holder of a membership interest in FTD of any kind or nature whatsoever.

          (vi) The DJ Trustee shall be charged with making any and all determinations, decision and judgments, for any or all purposes, with respect to the conduct, prosecution and settlement of the Declaratory Judgment Action and the matters specified in Section 2.5. In no event shall the DJ Trustee be liable to the Distributee Members in the absence of willful misconduct or gross negligence. Neither the DJ Trustee, its affiliates nor any of their respective directors, officers or employees shall be entitled to compensation for any services provided hereunder; provided that the DJ Trustee shall be reimbursed for any reasonable out-of-pocket expenses incurred by the DJ Trustee out of the funds deposited with the Disbursing Agent.

          (vii) The parties to this Agreement acknowledge and agree that they will treat, and cause the DJ Trustee to treat, all amounts deposited with the Disbursing Agent, and all earnings thereon, for all tax purposes as owned by a separate taxpayer that is not an Affiliate of any party to this Agreement. The parties hereto will charge the DJ Trustee with filing all tax returns and paying all taxes due with respect to the income and losses of the funds deposited with the Disbursing Agent and invested in Permitted Investments. Accordingly, the portion of the Declaratory Judgment Merger Distribution to be paid to each Distributee Member pursuant to this Agreement shall be net of an allocable portion of the total amount of such taxes.

          (c) On or before the Cut Off Time, FTD shall provide Buyer with a Closing statement which sets forth the amount of the Cash Merger Consideration and the method of calculation thereof. In the event that Buyer disputes the amount of the Cash Merger Consideration, Buyer and FTD shall negotiate in good faith to resolve any difference.

      2.6 Further Action and Obligations of Surviving Corporation. Following the Closing, the Surviving Corporation shall be required to satisfy FTD's obligations to the former Distributee Members and Non-Distributee Members with respect to the following:

          (a) liabilities of the Surviving Corporation to former members for:

              (i) Liabilities to Distributee Members' and Non-Distributee Members' funds or accounts; and

              (ii) the Special Credit Deposit attributable to such former
                   Member's deposit account;

          (b) payment of an amount in cash equal to:

              (i) the Value Plus Program Liabilities attributable to each former member at the Effective Time; provided that the Surviving Corporation shall only pay such liabilities by check thirty (30) days after it has filed a consolidated tax return for the tax period ending at the Effective Time which filing the Surviving Corporation undertakes to make on or before six (6) months from the Closing Date; and

              (ii) the Credit Deposit Fund account balance attributable to each former member at the Effective Time shall be paid by check promptly after the Closing Date; and

          (c) rights of each former member who is or becomes a Provisional Member of FTDA (as defined in the Mutual Support Agreement) or who elects to become a member of FTDA to continue to use the Member Used Intellectual Property, subject to the Mutual Support Agreement and such member's execution of and adherence to the terms of the Trademark Membership License Agreement.


                                  ARTICLE III
                                  -----------
                          PRELIMINARY ACTIONS BY FTD

     3.1 Ftd Member Approvals. FTD, acting through its Board of Directors, shall promptly take the actions necessary in accordance with the Nonprofit Act, the Corporation Act (to the extent the same may be applicable), and its Articles of Association and Bylaws to call and give notice of a special meeting of the members for the purpose of approving the proposed plan of merger and related transactions (the "Special Membership Meeting") and to otherwise facilitate receiving the affirmative vote of members with respect to the Merger and the other transactions contemplated hereby. The Special Membership Meeting will be held at the earliest practicable date for the purpose of considering and approving the Merger and transactions contemplated in this Agreement, including adopting the Pre-Merger Amendment. FTD's Board of Directors shall recommend that FTD Record Members vote in favor of the adoption and approval of: the Merger and transactions contemplated by this Agreement and the Pre-Merger Amendment and that FTD's Board of Directors include such recommendation in the Information Statement and other materials to be distributed to members in connection with the Special Membership Meeting. FTD shall promptly prepare and submit to Buyer for approval the Information Statement and agrees to consult and cooperate with Buyer in connection with preparing or making any announcements to or communications with Members or obtaining the approval of Members, in each case relating to the transactions contemplated by the Agreement. The Information Statement shall seek approval of the FTD Record Members of the manner and method of distributing the Cash Merger Consideration contemplated by this Agreement.

     3.2 Organization of FTDA. FTD shall permit, encourage and facilitate the independent organization of FTDA as a nonprofit corporation organized on a membership basis in an appropriate United States jurisdiction as soon as practicable after the date of this Agreement but prior to the Special Membership Meeting. The Articles of Incorporation and Bylaws of FTDA shall be in substantially the form submitted to the Members in the Information Statement after approval of Buyer which approval shall not be unreasonably withheld. Following the Merger, each member who is or becomes a Provisional Member of FTDA or who elects to become a member of FTDA will continue to have the right to use the Member Used Intellectual Property; subject to the Mutual Support Agreement and such member's execution of and adherence to the terms of the Trademark Membership License Agreement.

     3.3 Required Consents. To the extent that any License, contract, Real Property lease, Lease, FTD Permit, or other asset used in conducting any of the Businesses is subject to restrictions which may require that FTD may not effect or be a party to the Merger without the consent of a third party or which may restrict the ability of the Surviving Corporation to operate the Businesses as herein contemplated, FTD shall use its reasonable best efforts to obtain the third party's consent to the Merger and deliver such consent at the Closing.

      3.4 PRE-MERGER AMENDMENT OF ARTICLES OF ASSOCIATION OR BYLAWS. Upon obtaining the affirmative vote of the FTD Record Members as required by law in favor of the Pre-Merger Amendment, FTD shall, prior to the Closing, take all further steps required or appropriate to implement and effect the Pre-Merger Amendment.

      3.5 APPROVAL OF MICHIGAN CERTIFICATE OF MERGER. Promptly after the date of this Agreement, FTD shall submit the proposed form of Michigan Certificate of Merger to the Michigan Department of Commerce requesting the Department to give its pre-filing approval to the proposed Michigan Certificate of Merger.

                                  ARTICLE IV
                  PRELIMINARY ACTIONS BY BUYER AND BUYER SUB

      4.1 DEPOSIT.

      (a) Buyer shall, contemporaneous with executing and delivering this Agreement, deposit $1,500,000 cash ("Deposit") pursuant to and in accordance with the Escrow Agreement attached hereto as Exhibit B ("Escrow Agreement"), to be held as described in subsection (b).

      (b) The Deposit shall be held by The Bank of New York ("Escrow Agent") in escrow pursuant to and in accordance with the terms hereof and the Escrow Agreement until the earliest to occur of: (i) its proper distribution in connection with the Merger in accordance with Section 2.5(b) hereof; (ii) its disposition prior to the Merger by written agreement signed by both Buyer and FTD; (iii) its release pursuant to Section 16.2; or (iv) its return to Buyer pursuant to Section 16.2.

      (c) At the Closing, the Deposit shall be released from escrow and returned to Buyer.

      4.2 ORGANIZATION AND CAPITALIZATION OF BUYER SUB.

      (a) Buyer has formed Buyer Sub as a newly-organized, wholly-owned subsidiary under the DGCL and such subsidiary has full corporate power and authority to enter into and become a party to this Agreement.

      (b) Immediately before the Closing, Buyer shall contribute or otherwise provide cash to the capital of Buyer Sub in an amount sufficient to provide the Cash Merger Consideration. Upon request, Buyer shall furnish to FTD and Buyer Sub evidence satisfactory to FTD and Buyer Sub, respectively, that such funds have been provided.

     4.3 COVENANTS AND UNDERTAKINGS.

     (a) Buyer shall cause Buyer Sub to perform all of its obligations under this Agreement and shall not permit Buyer Sub to take any action which it is not permitted to take under this Agreement.

     (b) Buyer Sub represents that from and after its organization it has not and covenants and agrees that from and after the execution of this Agreement it will not, prior to the Merger, (i) enter into any transaction except those required or contemplated by this Agreement, (ii) conduct any business except that required or contemplated by this Agreement, or (iii) incur any liability, obligation, tax or other claim except as a consequence of any of the transactions required or contemplated in this Agreement.

     (c) After the Merger, the Surviving Corporation shall not and Buyer shall not permit the Surviving Corporation to make the election provided by Code
Section 338(g) or take any action which would cause Buyer Sub to be treated as having been deemed to make an election pursuant to Code Section 338(e) or otherwise treat FTD as having sold all of its assets at the close of the Merger.

     (d) Buyer Sub, acting through its Board of Directors, shall promptly take all actions necessary in accordance with the DGCL to cause this Agreement to be submitted to Buyer, as its sole stockholder, for approval pursuant to Sections 251 and 252 of such law; and, Buyer agrees to vote all the stock of Buyer Sub for the adoption of the Agreement.

     (e) Buyer agrees to cause the Surviving Corporation to continue to indemnify:

         (i) provided it is not contrary to applicable law, the officers and directors of FTD to the fullest extent provided under the Articles of Association, the Bylaws and the indemnification policy previously approved by the FTD Board of Directors on February 2, 1988 as in effect on the date hereof for any actions taken prior to the Effective Time; and

         (ii) W. Y. Campbell & Company pursuant to Exhibit A to the Engagement Letter dated April 13, 1994 (as amended).

                                   ARTICLE V
                                    CLOSING

     CLOSING. The Closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dickinson, Wright, Moon, Van Dusen & Freeman, 500 Woodward Avenue, Suite 4000, Detroit, Michigan 48226, on the Closing Date.

                                  ARTICLE VI
                            POST-SALE RELATIONSHIPS

      POST-SALE RELATIONSHIPS BETWEEN BUYER AND FTDA. FTD acknowledges that, on the Closing Date, FTD as the Surviving Corporation and FTDA will enter into and be bound by the Mutual Support Agreement, the Trademark License Agreement and the Leaseback Agreement.


                                  ARTICLE VII
              REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF FTD

      FTD represents, warrants, and agrees with Buyer as follows:

      7.1 ORGANIZATION, GOOD STANDING, AND POWER OF FTD. FTD is a nonprofit corporation duly organized, validly existing and is in good standing under the laws of the State of Michigan and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. FTD has all requisite power to own or lease its properties and to carry on its business in the manner and in the place where such properties are owned or leased and its business is now being conducted. FTD has heretofore made available to Buyer complete and correct copies of the Articles of Association and Bylaws of FTD. Such Articles of Association and Bylaws are in full force and effect and FTD is not in violation of any provision of its Articles of Association and Bylaws.

      7.2 AUTHORITY AND CAPACITY OF FTD. FTD has all requisite corporate power, authority and capacity to enter into this Agreement and the Related Agreements and transactions contemplated herein and therein and, subject to the approval of this Agreement and the transactions contemplated herein by a majority of the FTD Record Members at the Special Membership Meeting in accordance with the Nonprofit Act and FTD's Articles of Association, to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements and transactions contemplated by this Agreement and the transactions contemplated herein and therein by FTD have been duly authorized, approved and adopted by all necessary corporate action of FTD, including the approval by its Board of Directors, and no other corporate proceedings on the part of FTD are necessary to authorize this Agreement and the Related Agreement contemplated herein or to consummate the transactions contemplated herein and therein (other than the approval at this Agreement and the transactions contemplated herein by the affirmative vote of a majority of the FTD Record Members at the Special Membership Meeting in accordance with the Nonprofit Act and FTD's Articles of Association and Bylaws as contemplated by this Agreement and, with respect to the Related Agreements to be performed by the Surviving Corporation, the ratification of such FTD approvals by the Board or Directors of the Surviving Corporation as contemplated by Section 12.4).
This Agreement has been and the Related Agreements contemplated herein will be when executed duly and validly certified, executed, acknowledged and delivered by FTD and, subject to the approval of this Agreement and the transactions contemplated herein and therein by the affirmative vote of a majority of the FTD Record Members at the Special Membership Meeting in accordance with the Nonprofit Act and FTD's Articles of Association and Bylaws, assuming this Agreement and the Related Agreements contemplated herein will constitute or will constitute when executed, the valid and binding agreements of Buyer, the Surviving Corporation and any other parties thereto, constitute the valid and binding agreements of FTD, enforceable against FTD in accordance with their respective terms, except that that enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      7.3 Effect of Agreement. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation by FTD of the transactions contemplated herein or therein will (a) conflict with or result in any breach of any provision of the Articles of Association or Bylaws of FTD or the charter documents or bylaws of any of the Subsidiaries; (b) except as set forth in Schedule 7.3, require any consent, approval, authorization or permit or, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the Antitrust Filing, (ii) the filing of the Michigan Certificate of Merger pursuant to the Nonprofit Act, the Corporation Law and the DGCL, and appropriate documents with the relevant authorities of other jurisdictions in which FTD or any of the Subsidiaries are authorized to do business, (iii) in connection with any state or local tax which is attributable to the beneficial ownership of FTD's or the Subsidiaries' real property, if any,
(iv) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (v) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country or locality thereof in which FTD or any of the Subsidiaries conducts any business or owns any assets, all of which are described in Schedule 7.3, or (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not individually or in the aggregate, have a Material Adverse Effect or impair the ability of FTD to consummate the Merger and the transactions contemplated thereby; (c) except as set forth on
Schedule 7.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any or the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, permit, franchise, license, agreement or other instrument or obligation to which FTD or any of the Subsidiaries or any of their assets may be bound or affected, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect or impair the ability by FTD to consummate the Merger and the transactions contemplated hereby; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 7.3 are duly and timely obtained or made and the approval of this Agreement and the transactions contemplated herein by the Members has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to FTD or any of the Subsidiaries or to any of their respective assets, including without limitation, the Consent Order and the Private Letter Ruling, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect or impair the ability of FTD to consummate the Merger and the transactions contemplated thereby.

     7.4 FINANCIAL STATEMENTS OF FTD.

     (a) Except with respect to the change of accounting principles regarding accounting for deferred taxes and retiree medical payments pursuant to F.A.S.B. No. 106 and No. 109, FTD has maintained its books of account in accordance with GAAP. FTD has previously delivered to Buyer copies of the audited consolidated statements of financial position of FTD and its subsidiaries as of June 30, 1992, June 30, 1993, and June 30, 1994, audited by Deloitte & Touche, together with the related audited consolidated statements of operations, members' equity, and cash flows for such fiscal years then ended and the related notes thereto (collectively, the "Financial Statements"). The Financial Statements, including the notes thereto, (i) were prepared in accordance with GAAP, (ii) present fairly in all material respects the consolidated financial position, results of operations, and changes in financial position of FTD as of such dates and for the periods then ended, and (iii) are, in all material respects, in accordance with FTD's books of account and records.

     (b) Except as and to the extent set forth in Schedule 7.4 or in the Financial Statements, neither FTD nor any of the Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1994, which would not, individually or in the aggregate, have a Material Adverse Effect.

     7.5 LITIGATION. Except as set forth in Schedule 7.5 and 7.9(f), there is no action, suit, charge, judicial or administrative proceeding, assessment, arbitration or governmental investigation ("Litigation") pending, or to the best knowledge of FTD, threatened, against or relating to FTD or any Subsidiary or any of their respective properties, assets, rights or business or the transactions contemplated by this Agreement or the Related Agreements, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against FTD or any of the Subsidiaries, which might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impair the ability of FTD consummate the Merger and the transactions contemplated herein.

     7.6 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. Schedule 7.6 contains a complete and accurate list of street address (if any) and city and state where located for all real property owned by FTD and the Subsidiaries as of the date of this Agreement. No portion of the Real Property or any real property acquired by FTD after the date hereof is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental authority or entity with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed, that is reasonably likely to have a Material Adverse Effect.

     Schedule 7.6 contains a complete and accurate list of the street address (if any) and city and state where located for all real property leased by FTD or the Subsidiaries as of the date of this Agreement ("Leased Premises"). FTD has made available to Buyer complete and accurate originals or copies of all the Leases with respect to the Leased Premises, including all amendments thereto.

      Except as disclosed in Schedule 7.6, FTD and each of the Subsidiaries have good and valid title to or a valid leasehold interest in all the tangible properties and assets which it purports to own or lease, including, without limitation, the Real Property, the Leased Premises and all the personal properties and assets reflected in the Financial Statements (except for property sold, consumed or otherwise disposed of since June 30, 1994, in the ordinary course of business and consistent with past practice), in each case, free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances or any nature whatsoever ("Encumbrances") except for Encumbrances which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

      7.7 Organization, good Standing, and Power of Subsidiaries. FTD has no subsidiaries other than the Subsidiaries. Each of FTD and the Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where failure to so qualify or be in good standing would not individually or in the aggregate have a Material Adverse Effect. Each of FTD and the Subsidiaries has all requisite power to own or lease its properties and to carry on its business in all manner and in the place where such properties are owned or leased and its business is now being conducted. FTD has heretofore made available to Buyer complete and correct copies of the charter documents and Bylaws of each of the Subsidiaries. Such charter documents and Bylaws or the Subsidiaries are in full force and effect and none of the Subsidiaries is (or will be, as applicable) in violation of any provision of its respective charter documents or Bylaws.

      7.8 Stock of Subsidiaries. Except as set forth on Schedule 7.8, FTD is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Subsidiaries, and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warranties, or commitments of any character whatsoever relating to, or securities convertible into, shares of any capital stock of any Subsidiary, and there are no contracts or commitments by which FTD or any Subsidiary is or may be bound to issue additional shares of the Subsidiaries' capital stock. Except as set forth on Schedule 7.8, all of such shares owned by FTD have been duly authorized and validly issued, and are fully paid and nonassessable and are owned by it free and clear of any claim, lien, charge, or encumbrance of any kind.

      7.9 Intellectual Property.

      (a) Schedule 7.9(a) sets forth a complete and accurate list of all (i) patents and patent applications, (ii) registered copyrights, applications for copyright registration, and material unregistered copyrights (including any in proprietary computer software), (iii) all registered and all material unregistered Trademarks, listing for each such Trademark the owner thereof and whether it is used solely in connection with the Floral Network (the foregoing items, together with all trade secrets, proprietary know-how, the goodwill of the business symbolized by and/or associated with the Trademarks, unregistered copyrights, Software, and general intangibles of like nature, and all technical manuals and documentation made or used in connection with any of the foregoing, are collectively referred to herein as the "Intellectual Property") owned by FTD or a Subsidiary and used in or necessary for the conduct of the businesses of FTD or a Subsidiary ("FTD's Intellectual Property").

     (b) Schedule 7.9(b) sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property used in or necessary for the conduct of the business or FTD and the Subsidiaries (whether FTD or a Subsidiary, respectively, is the licensee, licensor, or another patty thereunder) listing in each case, the parties to such agreement, whether FTD or a Subsidiary is the licensee, licensor, or another party thereto, the subject matter of the license, and whether the rights granted are exclusive or non-exclusive (collectively, the "Licenses"). The Licenses include, without limitation, the agreement dated April 5, 1984, between J. L. Dillon Inc., and FTD regarding the mark "PICK ME UP", and the Interflora/FTD License Agreement dated December 7, 1987, between Interflora and FTD regarding the mark "INTERFLORA".

     (c) FTD or a Subsidiary owns or has the right to use all of FTD's Intellectual Property. FTD or a Subsidiary is the sole and exclusive owner of the Intellectual Property on Schedule 7.9(a) and its respective interest in the Licenses, free and clear of all liens, claims and encumbrances. Either FTD or a Subsidiary currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration for the Intellectual Property on Schedule 7.9(s), except for those applications and registrations listed in Schedule 7.9(c). To the best of FTD's knowledge, the activities and products of FTD and the Subsidiaries, the conduct of their respective businesses, and the exercise of FTD's Intellectual Property do not infringe upon the rights of any third party.

     (d) The Intellectual Property on Schedule 7.9(a) is valid, subsisting, in proper form and enforceable, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. The Intellectual Property on Schedule 7.9(a) has not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any pending, existing or threatened opposition, interference, cancellation proceeding, or other legal or governmental proceeding before any registration authority in any jurisdiction, except for the pendency of those pending applications listed in Schedule 7.9(d).

     (e) To the best of FTD's knowledge, no trade secret, know-how or any other confidential information relating to FTD and the Subsidiaries has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that fully protects FTD's proprietary interest in and to such confidential information.

     (f) Except as set forth on Schedule 7.9(f), there are no claims or suits pending or, to the best of FTD's knowledge, threatened, and FTD has received no notice of any claim or suit (i) alleging that FTD's or a Subsidiary's activities or products or the conduct of the businesses of FTD or a Subsidiary infringes upon or constitutes the unauthorized use of the proprietary rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of FTD's Intellectual Property.

     (g) There are no infringement or violations by third parties of FTD's Intellectual Property other than those listed in Schedule 7.9(g) and those which have occurred in the ordinary course of business by retail florist shops which are not authorized to use FTD's Intellectual Property and which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. FTD has not entered into any consent, indemnification, forbearance to sue, or settlement agreement with any third party relating to the Intellectual Property which would individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

      (h) Except as disclosed on Schedule 7.9(h), there is no restriction or limitation on the right of FTD or a Subsidiary to transfer any of FTD's Intellectual Property, as herein contemplated. The consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the loss or impairment of any of FTD's or a Subsidiary's rights in and to FTD's Intellectual Property or in, to and under the Licenses.

      7.10 LIST OF LEASES. True and accurate copies of all leases used in the business operations of FTD and its Subsidiaries (the "Leases") have previously been delivered or made available to Buyer. The Leases are legally binding and in full force and effect and, upon the Merger with any required consents as contemplated by this Agreement, will constitute valid, binding and enforceable leases in favor of FTD. No default presently exists under any material Lease and no event of default will occur as a result of the Merger and the other transactions contemplated by this Agreement and the Related Agreement and the transactions contemplated herein and therein and no condition presently exists which, with the passage of time, will result in a default thereunder.

      7.11 EMPLOYEE BENEFIT PLANS. Schedule 7.11 sets forth a list of all Employee Benefit Plans covering employees or former employees (or directors or former directors) of FTD or any of the Subsidiaries. Copies or descriptions of all such plans have previously been delivered by FTD to Buyer. Each of the Employee Benefit Plans is in substantial compliance with applicable laws, including ERISA and the Code; each of the Employee Benefit Plans intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified; all contributions or other amounts payable by FTD or its Subsidiaries as of June 30, 1994 with respect to each Employee Benefit Plan in respect of current or prior plan years have been either paid or accrued on the Financial Statements. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the Employee Benefit Plans or any trusts related thereto.

      FTD and its Subsidiaries do not contribute to any multi-employer pension plan, as defined in ERISA, and are not subject to any claims, whether fixed or contingent, for withdrawal liability relating to any multiemployer pension plan. As of June 30, 1994, the present value of the projected benefit obligations of each ERISA Employee Benefit Plan that is subject to Title IV of ERISA, based upon the actuarial assumptions (to the extent reasonable) presently used by such ERISA Employee Benefit Plan, did not exceed the current value of the assets of such plan by more than $3,400,000. No ERISA Employee Benefit Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code. No "reportable event"' as such term is defined in section 4043(b) of ERISA, has occurred with respect to any ERISA Employee Benefit Plan.

      For purposes of this paragraph, the term "Plans" shall include each ERISA Employee Benefit Plan subject to Title IV of ERISA maintained (or contributed to) at any time within the past six years by FTD or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with FTD would be deemed a "single employer" within the meaning of section 4001 or ERISA. Neither the Company nor an ERISA Affiliate has incurred, directly or indirectly, any liability (including any contingent liability) to or on account of a Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Plan; and no condition exists that presents a material risk to FTD or an ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA.

      7.12 TAXES.  Since 1970, FTD has been a cooperative within the meaning of
Section 1381 of the Code. As of June 30, 1994, FTD and its Subsidiaries had in the aggregate at least $7.0 million of regular tax net operating losses within the meaning of Section 172 of the Code ("NOLs"). FTD and each of the Subsidiaries have correctly filed all material tax returns required to be filed by any of them and has paid (or FTD has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns and the Financial Statements reflect an adequate reserve for all taxes payable by FTD and the Subsidiaries accrued through the date of such Financial Statements. The unpaid taxes of FTD and the Subsidiaries, which have accrued as of the date of the Financial Statements, do not materially exceed the reserve for accrued tax liability (including any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth or included in such Financial Statements. All material deficiencies or any taxes which have been proposed, asserted or assessed against FTD or any of the Subsidiaries have been fully paid, or are fully reflected as a liability in such Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in such Financial Statements. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of FTD or the Subsidiaries. Except as otherwise set forth in
Schedule 7.12, as of the date hereof, neither FTD nor the Subsidiaries have been audited by the United States Internal Revenue Service or any state, local or foreign taxing jurisdiction since the year ended December 31, 1989, and no agreements or consents extending the period during which any taxes may be assessed or collected are now in force. FTD has previously delivered or made available to Buyer true and complete copies of its federal income tax returns for the last three taxable years ended June 30, 1993. Neither FTD nor any of the Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes with any entity which is not, either directly or indirectly, a Subsidiary. Neither FTD nor, to its knowledge, any of the Subsidiaries has filed a consent pursuant to or agreed to the application of
Section 341(f) of the Code. FTD is not obligated for the payment of amounts under any contract or arrangement that would not be deductible under Section 280G of the Code. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, service, lease, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

      7.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Financial Statements or in Schedule 7.13, since June 30, 1994, (i) the business of FTD has been carried on only in the ordinary and usual course and there has not been any adverse change in its business, operations or financial condition which, individually or in the aggregate, resulted in or is reasonably likely to result in a Material Adverse Effect, and (ii) FTD has not taken any action that would have been prohibited by Section 9.1 if such action had been taken after the date of this Agreement.

      7.14 LABOR RELATIONS AND EMPLOYMENT.  Except to the extent set forth in
Schedule 7.14, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the best knowledge of FTD, threatened against or affecting FTD or the Subsidiaries; (ii) to the best knowledge of FTD, no union claims to represent the employees of FTD or the Subsidiaries; (iii) neither FTD nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to its employees; (iv) FTD's and the Subsidiaries' employees are not represented by any labor organization and FTD does not have any knowledge of any current union organizing activities among such employees nor does any question regarding representation exist concerning such employees; (v) there are no written personnel policies, rules or procedures applicable to FTD's and the Subsidiaries' employees other than those set forth in Schedule 7.14, true and correct copies of which have heretofore been delivered to Buyer, and (vi) none of FTD's or the Subsidiaries' employees has suffered an "employment loss" (as defined in the Worker Adjustment and Retraining Notification Act of 1988) within 90 days prior to the Closing.

      7.15 COMPLIANCE. Neither FTD nor any of the Subsidiaries is in conflict with, or in default or violation of, (i) any order, writ, injunction, decree, statute, rule or regulation applicable to FTD or any of the Subsidiaries or by which any property or asset of FTD or any of the Subsidiaries is bound or affected, including without limitation, the Consent Order and the Private Letter Ruling, or (ii) any note, bond, mortgage, indenture, lease, permit, franchise, license, agreement or other instrument or obligation to which FTD or any of the Subsidiaries in a party or by which FTD or any of the Subsidiaries or any property or asset of FTD or any of the Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. FTD and the Subsidiaries hold all permits, licenses, exemptions, orders and approvals of all governmental and regulatory authorities, necessary for the lawful conduct of their respective businesses (the "FTD Permits"), except for failures to hold such FTD Permits which would not, individually or in the aggregate, have a Material Adverse Effect. FTD and the Subsidiaries are in compliance with the terms of the FTD Permits, except where the failure to so comply would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

      7.16 INFORMATION STATEMENT. None of the information to be supplied by and relating to FTD for inclusion in the Information Statement will, at the time of the mailing of the Information Statement and at the time of the Special Membership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Special Membership Meeting, any event with respect to FTD or any of the Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Information Statement, such event shall be so described, and, as required by applicable state law, such amendment or supplement shall be disseminated to the Members. The Information Statement will comply as to form in all material respects with the requirements of applicable state and Federal law.

      7.17 INVENTORY. As of June 30, 1994, the inventories of FTD and the Subsidiaries as stated in the Financial Statements are usable or saleable in the ordinary course of business, except for obsolete products and materials and materials of below standard quality, which have either been written down to their realizable market value (except for any such write downs which would not have a Material Adverse Effect) or for which adequate reserves have been provided for (except for any such reserves the lack of which would not have a Material Adverse Effect).

      7.18 OPINION OF INVESTMENT BANKERS. FTD has received the opinion of W. Y. Campbell & Company dated July 18, 1994, updated as of the date hereof, to the effect that, as of such dates, the Merger is fair to the Members of FTD from a financial point of view and has provided Buyer with signed copies of such opinion.

      7.19 ENVIRONMENTAL MATTERS.

      (a) Except as set forth in Schedule 7.19, FTD is in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by FTD of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). FTD has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that FTD is not in such compliance, and, to the best knowledge of FTD, there are no circumstances that may prevent or interfere with such compliance in the future.

      (b) Except as set forth in Schedule 7.19, there is no Environmental Claim pending or threatened against FTD or, to the best knowledge of FTD, against any person or entity whose liability for any Environmental Claim FTD has or may have retained or assumed either contractually or by operation of law.

      7.20 [RESERVED]

      7.21 CASH MERGER CONSIDERATION. Upon the effectiveness of the Merger and the Cash Merger Consideration having been deposited with the Disbursing Agent in accordance with the terms of this Agreement, any and all financial obligations of the Surviving Corporation to any member of FTD (including Active, Affiliate, Student, Retired, Honorary, Associate, and other members of FTD), including but not limited to paying the Cash Merger Consideration and any and all patronage dividends or other capital in FTD or the Surviving Corporation, shall have been fully satisfied and extinguished except for the liabilities, obligations, deposits and rights described in Section 2.6, and no Person shall hold any membership interest in the Surviving Corporation of any kind or nature whatsoever, except Buyer.

      7.22 THE MERGER AND CERTAIN RELATED MATTERS. Upon filing with the Secretary of State of the State of Delaware a certificate of merger, and thereafter filing the Michigan Certificate of Merger and the endorsement upon such certificate of the word "filed" in accordance with Section 131 of the Nonprofit Act, the Merger will be effective in accordance with the DGCL and Michigan law ("Effective Time"). Members are not entitled to dissenters rights under the Nonprofit Act and the Corporation Act (to the extent it may be applicable) as a result of the transactions contemplated by the Merger and the Pre-Merger Amendment.

      7.23 FEES AND CHARGES. Schedule 7.23 contains a true and accurate list of all fees, charges and assessments which are chargeable to members from and after July 1, 1994. The fees, charges and assessments set forth therein are not materially lower than the highest comparable amounts charged or assessed during the fiscal year ended June 30, 1994.

                                 ARTICLE VIII
                       REPRESENTATIONS, WARRANTIES, AND
                       AGREEMENTS OF BUYER AND BUYER SUB

      Buyer and Buyer Sub hereby represent warrant, and agree with FTD as follows:

      8.1 ORGANIZATION, GOOD STANDING, AND POWER OF BUYER AND BUYER SUB. Each of Buyer and Buyer Sub is a corporation duly organized, validly existing and in good standing in the state of Delaware, and is (or will be prior to the Closing) qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where failure to so qualify or be in good standing would not, individually or in the aggregate, have a material adverse effect on Buyer's or Buyer's Sub's ability to consummate the Merger and the other transactions contemplated herein, and has all requisite power to own or lease its properties and to carry on its business in the manner and in the place where such properties are owned or leased and its business is now being conducted. All of the issued and outstanding shares of Buyer Sub's capital stock have been duly authorized and validly issued, and are fully paid and non-assessable.

      8.2 AUTHORITY AND CAPACITY OF BUYER AND BUYER SUB. Each of Buyer and Buyer Sub have all requisite corporate power, authority, and capacity to enter into this Agreement and the Related Agreements and transactions contemplated herein and therein aud to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated herein and therein by Buyer and Buyer Sub have been duly authorized, approved and adopted by all necessary corporate action of Buyer and Buyer Sub (other than the approval of Buyer as sole stockholder of Buyer Sub), and no other corporate proceedings on the part of Buyer or Buyer Sub (other than the approval of Buyer as sole stockholder of Buyer Sub) are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated herein and therein. This Agreement and the Related Agreements and the transactions contemplated herein and therein have been and will be when executed duly and validly certified, executed, acknowledged and delivered by Buyer and Buyer Sub and, assuming this Agreement and the Related Agreements contemplated herein constitute the valid and binding agreements of the other parties thereto, constitute (subject to the approval of Buyer as sole stockholder of Buyer Sub) or will constitute when executed the valid and binding agreements of Buyer and Buyer Sub, enforceable against Buyer and Buyer Sub in accordance with their terms, except that the enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect relating to creditor's rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      8.3 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement and the related agreements contemplated herein and the transactions contemplated herein and therein by Buyer and Buyer Sub will not violate, with or without the giving of notice or the passage of time, or both, any provision of law applicable to Buyer or Buyer Sub, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of their assets pursuant to, any corporate charter, bylaws, indenture, mortgage, lease or other agreement or instrument to which Buyer or Buyer Sub is a party or by which Buyer or Buyer Sub or any of their respective assets and properties may be bound, or any license, permit or franchise held by Buyer or Buyer Sub except for such violations, conflicts, breaches, terminations, liens, charges or encumbrances which would not have a material adverse effect on the ability of Buyer or Buyer Sub to consummate the Merger and the transactions contemplated herein.

      8.4 LITIGATION. There is no action, suit, judicial or administrative proceeding, assessment, arbitration, or governmental investigation pending or, to the best knowledge of Buyer or Buyer Sub, threatened, against or relating to Buyer or Buyer Sub or their respective properties, assets, rights, or business which might reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Buyer and Buyer Sub to consummate the Merger and the transactions contemplated by this Agreement or the other transactions contemplated

      8.5 FINANCING. Buyer has, in currently available funds or in committed financing arrangements, all funds necessary to satisfy the Cash Merger Consideration and to perform its other obligations required hereunder.

      8.6 THE MERGER. Upon the delivery to the Secretary of State of the State of Delaware of a certificate of merger and the endorsement upon the original signed certificate of merger of the word "filed" in accordance with Section 103 of the DGCL, the Merger will be effective in accordance with Delaware law.

                                  ARTICLE IX
                      CONDUCT OF BUSINESS PENDING CLOSING

      9.1 CONDUCT OF BUSINESS. FTD agrees that, prior to the Closing Date and except as set forth in Section 9.2 and except as otherwise consented to by Buyer in writing, FTD shall and shall cause the Subsidiaries to:

          (a) operate the Businesses only in the usual and ordinary manner consistent with past practice and preserve the present business organization intact, keep available the services of its present employees, and preserve its member and supplier relationships;

          (b) maintain its properties in customary repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon its properties and with respect to the Businesses in such amounts and of such kinds as would be maintained by a prudent person with respect to a similar business of comparable size;

          (c) maintain its books, accounts and records in the ordinary manner, on a basis consistent with FTD's accounting practices and procedures presently in existence, and comply with all applicable laws;

          (d) provide to Buyer, its agents and representatives, full access (during regular business hours and upon reasonable notice) to the officers, employees, agents, properties, offices, and other facilities, and to the books, records, and contracts of FTD and the Subsidiaries, and shall furnish Buyer, its agents and representatives, all financial, operating and other data and information as Buyer may from time to time reasonably request;

          (e) provide to Buyer copies of all land surveys, real property appraisals, environmental reports, and other records relating to the Real Property as presently exist and are available in FTD's records, and provide Buyer with a commitment for title insurance and a Phase I environmental report, in each case of a recent date for each parcel of the Real Property;

          (f) make no distributions to the members except distributions of patronage dividends or out of the Credit Deposit Fund and Member Equity consistent with FTD's past practice and prior to the Cut Off Time, it being understood that all patronage dividends required in the opinion of FTD's counsel to preserve FTD's cooperative tax-status shall be made prior to Cut Off Time and that FTD shall, prior to the Closing Date, declare the patronage dividend with respect to the fiscal and tax period from July 1, 1994 through the Closing Date;

          (g) not intentionally incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of business and consistent with past practice or issue any debt securities or, other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

          (h) not acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or significant assets thereof or acquire, directly or indirectly, any equity interest in any Person;

          (i) except as contemplated by this Agreement, not amend or modify the Articles of Association or Bylaws or equivalent document of FTD or any of the Subsidiaries or the provisions of the FTD Handbook as in effect on the date hereof or any material agreement of FTD or any of the Subsidiaries;

          (j) other than as contemplated by this Agreement and except as permitted under Section 17.1, not sell, lease, license, encumber or otherwise dispose of any of its assets which are material, individually or in the aggregate, to FTD;

          (k) not make any change in financial or tax accounting methods, principles or practices or make or cause to be made any elections on any federal, state or local tax returns of FTD or any Subsidiary, except as consistent with past practices and promptly file all tax returns required to be filed;

          (l) not fail to use all reasonable efforts to take or omit to take any action where such failure would make any representation or warranty in
     Article VII untrue or incorrect in any material respect;

          (m) not make or commit to make any single capital expenditure in excess of $25,000 or which, together with all other capital expenditures made by FTD and the Subsidiaries after the date hereof and prior to the Closing Date, exceeds $200,000 in the aggregate;

          (n) except as permitted under Section 17.1, not enter into any material agreement;

          (o) not (i) enter into, adopt or (except as may be required by law) amend or terminate any benefit or compensation plan, program, agreement or arrangement for the benefit of any employee, director, former employee or former director, (ii) increase in any manner the compensation or benefits of any individual or pay any benefit not required by a plan, program, agreement or arrangement as in effect as of the date hereof except for merit increases consistent with past practice in the ordinary course of business which shall not in the aggregate exceed four and four-tenths percent (4.4%) of the compensation base of the employees eligible for such increases as set forth on a schedule to be provided to Buyer as soon as practicable after the execution hereof, (iii) fund any employee benefit plan except as required by law or the terms of any such plan as in effect as of the date of this Agreement, or (iv) enter into any contract, agreement, commitment or arrangement to do any of' the foregoing;

          (p) not cancel or forgive any indebtedness or waive or modify any claims or rights of substantial value or pay or prepay any indebtedness, expense or other obligation before the same becomes due;

          (q) not make any material change in any plan, program or benefit provided or related to members;

          (r) not settle or discontinue the prosecution or defense of any material claim, including but not limited to, the Floral Network Litigation referred to in Section 2.8(p) of the Mutual Support Agreement;

          (s) not make any payments out of the Credit Deposit Fund, of the Member Equity or of the Stub Period Member Equity on or after the Cut Off Time; or

          (t) not agree, in writing or otherwise, to do any of the foregoing.

     9.2 FTD'S PRE-CLOSING TRANSACTIONAL EXPENSES. Prior to or concurrently with the Closing, FTD will pay all fees, costs, and expenses, whether or not accrued or then invoiced, of FTD's investment bankers, legal counsel, accountants, other financial advisors in connection with or related to the transactions anticipated by this Agreement and the costs associated with printing and mailing the Information Statement (the "Information Expenses"). Schedule 9.2 lists all payees to whom it is expected such Transaction Expenses will be payable. Such
Schedule is to be updated as of the Effective Time.

                                   ARTICLE X
                                   ---------
                             CONDITIONS TO CLOSING

     10.1 Buyer and Buyer Sub. All of Buyer's and Buyer Sub's obligations under this Agreement are subject to the fulfillment, prior to or at the Closing, of each or the following conditions:

          (a) Buyer shall have received all of the documents and certificates required to be delivered by FTD under Article XI.

          (b) FTD's representations and warranties set forth in Article VII shall be true and correct in all material respects as of the date of this Agreement and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects.

          (c) FTD shall have performed and satisfied its obligations then to be performed under this Agreement in all material respects.

          (d) FTD, FTDA, Buyer, and Buyer Sub shall have received all permits, waivers, authorizations, consents, and approvals of all third parties or as required by the laws of an applicable jurisdictions which are necessary or desirable for consummating the transactions contemplated by this Agreement or the failure of which to have or obtain would have a Material Adverse Effect; provided, however, that no such permit, waiver, authorization, consent or approval shall contain any material limitation on the conduct of the Businesses after the Merger.

          (e) The waiting period required in connection with the Antitrust Filing, if any, shall have expired or been terminated.

          (f) There shall not be any injunction, judgment, order, decree, or ruling or other legal restraint or prohibition in effect from any court of competent jurisdiction or government authority expressly preventing consummation of any transactions contemplated by this Agreement and no proceeding brought by any governmental authority shall be in effect, pending or threatened which seeks an injunction, restraining order, or other order which would prohibit the consummation of the Merger or materially impair Buyer's ability to own and operate the Businesses after the Merger.

          (g) FTD shall have received all authorizations, consents and approvals of its Members required to be obtained in connection with FTD performing its obligations under this Agreement, including the Merger and the Pre-Merger Amendments.

          (h) The Certificate of Merger to be filed in connection with the Merger with the Michigan Department of Commerce and with the Secretary of State of the State of Delaware shall have been accepted for filing by each such office.

          (i) Buyer shall have received commitments for title insurance and Phase I environmental reports (and, if reasonably deemed necessary by Buyer, Phase II environmental reports) relating to the Real Property in form and substance reasonably satisfactory to Buyer.

          (j) The representations and warranties contained in Sections 7.1, 7.2, 7.3, 7.5, 7.15 and 7.16 with respect to FTD shall be true and correct in all material respects with respect to FTDA, to the extent applicable, as if made by FTDA on the Closing Date, and FTDA shall have executed and delivered no later than the date immediately prior to the Closing Date the Related Agreements to which it is a party.

          (k) There shall not have occurred after the date hereof any change or any fact, event or circumstance which has had or could have a Material Adverse Effect.

          (l) Each Person entitled to receive payments of Transaction Expenses shall have provided Buyer with evidence reasonably satisfactory to Buyer that such person has received payment in full for all services rendered in connection with or related to the transaction contemplated by this Agreement on or prior to the Closing Date.

          (m) The Articles of Association and Bylaws of FTDA shall be in substantially the forms submitted to the FTD Record Members as contemplated by
Section 3.2 hereof.

          (n) FTDA shall have, not later than sixty (60) days prior to the Merger or as close to such date as is reasonably practicable, identified to Buyer (with Buyer's consent which shall not be unreasonably withheld) those employees who, effective as of the Merger, shall have been offered employment with FTDA ("Transferred Employees"), provided that the numbers of such employees, shall be not less than forty (40), shall be reasonably allocated to representative seniority levels, shall have expertise in FTD's core trade association activities and shall be offered levels of compensation and benefits substantially similar to those paid such employees prior to Closing; provided, further, that in the event that any Transferred Employees do not accept such offers of employment, FTDA shall have used its reasonable best effort to fill the positions relating to such employees with other employees of FTD having similar qualifications.

          (o) Immediately prior to the effectiveness of the Merger, FTD and the Subsidiaries will have in the aggregate of least $6.0 million of NOLs available, subject to Code Section 382 utilization limitations, to be carried forward to offset income of the Surviving Corporation or the respective Subsidiary in which such loss arose.

          (p) At least sixty (60) days prior to the Closing Date, FTD shall have provided the notice contemplated by Section 14.4.

     10.2 FTD. All FTD's obligations under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) FTD shall have received all of the documents and certificates required to be delivered by Buyer and/or Buyer Sub under Article XII.

          (b) The representations and warranties and agreements of Buyer and Buyer Sub set forth in Article VIII shall be true and correct in all material respects as of the date of this Agreement and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects.

          (c) Buyer and Buyer Sub shall have performed and satisfied their respective obligations then to be performed under this Agreement in all material respects.

          (d) FTD, FTDA, Buyer, and Buyer Sub shall have received all permits, waivers, authorizations, consents, and approvals of all third parties or as required by the laws of all applicable jurisdictions which are necessary or desirable for consummating the transactions contemplated by this Agreement.

          (e) The waiting period required in connection with the Antitrust Filing, if any, shall have expired or been terminated.

          (f) There shall not be any injunction, judgment, order, decree, ruling, or other legal restraint or prohibition in effect from any court of competent jurisdiction expressly preventing consummation of any transactions contemplated by this Agreement and no proceeding brought by any governmental authority shall be in effect, pending or threatened which seeks an injunction, restraining order, of other order which would prohibit the consummation of the Merger.

          (g) FTD shall have received all authorizations and consents of the Members required to be obtained in connection with FTD performing its obligations under this Agreement, including the Merger and the Pre-Merger Amendments.

          (h) The certificates of merger to be filed in connection with the Merger with the Michigan Department of Commerce and with the Secretary of State of the State of Delaware shall have been delivered and accepted for filing.

                                  ARTICLE XI
                       OBLIGATIONS OF FTD AT THE CLOSING

     At the Closing, FTD shall deliver to Buyers:

     11.1 FTD'S DELIVERIES AND DOCUMENTS. Evidence that FTD has executed the certificates of merger, this Agreement, and such other instruments of assignment or conveyance (such instruments in form reasonably satisfactory to Buyer), as shall be necessary to effect the Merger pursuant to this Agreement and consummate the transactions contemplated hereby and in the Exhibits hereto.

     11.2 OPINIONS OF COUNSEL FOR FTD. An opinion of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel for FTD, dated the Closing Date, substantially in the form attached as Exhibit C hereto. The following additional opinions of counsel of FTD shall be delivered to Buyer, in each case in form and substance reasonably satisfactory to Buyer: (i) Osler, Hoskin & Harcort with respect to Florists' Transworld Delivery Association of Canada Limited; (ii) Maine counsel reasonably satisfactory to Buyer with respect to Renaissance Greeting Cards, Inc.; (iii) Michigan counsel reasonably satisfactory to Buyer with respect to that matter identified in that certain letter to Buyer's counsel; and (iv) counsel reasonably satisfactory to Buyer with respect to FTDA.

      11.3 Certificate of FTD. A certificate of the president or a vice president and the secretary or assistant secretary of FTD, dated the Closing Date, to the effect that, to the best of the knowledge of each such officer, all of the conditions specified in this Section have been fulfilled and all of the representations, warranties and agreements of FTD set forth in Article VII are true and correct in all material respects.

      11.4 Certified Resolutions. Certified copies of the resolutions adopted by FTD's Board of Directors (and any committees thereof) and the FTD Record Members entitled to vote thereon authorizing and approving this Agreement, the Related Agreements and the transactions contemplated herein, therein and in the exhibits hereto and thereto.

      11.5 Certificates of good standing and incumbency. Certificates of good standing with respect to FTD and each of the Subsidiaries executed by the proper officials of their respective states of incorporation, and a certificate relating to the incumbency of FTD's officers executed by FTD's secretary.

      11.6 Return of Deposit. Seller shall have surrendered the Deposit to Buyer.

      11.7 Resignations. The written resignation of each director and officer of FTD requested by Buyer, each effective as of the Effective Time, provided that such resignation(s) shall not effect the contractual or employee benefit rights of any such officer who is an employee of FTD.

      11.8 Certificate of Independent Accountants. A Certificate of Deloitte & Touche, reasonably satisfactory to Buyer, with respect to FTD's compliance with the Private Letter Ruling.


                                  ARTICLE XII
                                  -----------
                 OBLIGATIONS OF BUYER AND BUYER SUB AT CLOSING

      At the Closing, Buyer and Buyer Sub shall deliver to FTD:

      12.1 Buyer's and Buyer Sub's Deliveries and Documents. Evidence of delivery by Buyer Sub of the Cash Merger Consideration to the Disbursing Agent, and the execution by Buyer, Buyer Sub and the Surviving Corporation of this Agreement, the certificates of merger, the Trademark License Agreement, the Mutual Support Agreement, the Leaseback Agreement, as applicable, and such other instruments (in form reasonably satisfactory to FTD) as shall be necessary to effect the Merger pursuant to this Agreement and consummate the transactions contemplated hereby and in the Exhibits hereto.

      12.2 Opinion of Counsel for Buyer and Buyer Sub. An opinion of Skadden, Arps, Slate, Meagher & Flom, counsel for Buyer and Buyer Sub, substantially in the form attached as Exhibit D hereto.

      12.3 Certificate of Buyer and Buyer Sub. A certificate, dated the Closing Date, of the president or a vice president and the secretary or assistant secretary of each of Buyer and

Buyer Sub to the effect that, to the best of the knowledge of each such officer, all of the conditions specified in this Section have been fulfilled and all of the representations, warranties and agreements of Buyer and Buyer Sub set forth in Article VIII are true and correct in all material respects.

      12.4 CERTIFIED RESOLUTIONS. Certified copies of the resolutions adopted by Buyer's, Buyer Sub's and Surviving Corporation's Board of Directors in connection with this Agreement, the Related Agreements and the transactions contemplated herein, therein and in the Exhibits hereto and thereto.

      12.5 CERTIFICATES OF GOOD STANDING AND INCUMBENCY. Certificates of good standing with respect to Buyer and Buyer Sub executed by the proper officials of the State of Delaware, and a certificate relating to the incumbency of Buyer's and Buyer Sub's officers executed by Buyer's and Buyer Sub's respective secretary.

                                 ARTICLE XIII
                               ANTITRUST FILING

      FILING. As soon as practicable following the execution of this Agreement, if required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), both Buyer and FTD shall file an Antitrust Improvements Act Notification and Report Form (the "Antitrust Filing") relating to the transaction contemplated by this Agreement with the Federal Trade Commission and the Department of Justice. If such Antitrust Filing is required, Buyer and FTD shall use their best efforts to take all action necessary, proper and advisable under applicable laws and regulations to cause the expiration or termination of the waiting periods under the HSR Act as soon as practicable.

                                  ARTICLE XIV
                                   EMPLOYEES

      14.1 CERTAIN EMPLOYMENT OBLIGATIONS. The Surviving Corporation agrees to satisfy prior contractual obligations, if any, of FTD to former FTD officers, all of which are listed on Schedule 14.1.

      14.2 SEVERANCE ARRANGEMENTS. The Buyer agrees to cause the Surviving Corporation to pay severance benefits as set forth on Schedule 14.2, provided that no severance benefits shall be payable by Buyer or the Surviving Corporation with respect to any employees of FTD who have received an offer of employment contemplated by Section 10.1(n).

      14.3 POST-MERGER TRANSFERRED EMPLOYEES. Transferred Employees and any other employees of FTD offered employment contemplated by Section 10.1(n) shall be deemed terminated by FTD immediately prior to the Effective Time of the Merger for all purposes, including for the purposes of any ERISA Employee Benefit Plan maintained by FTD after the Merger unless FTDA becomes a participating employer in such Plan effective as of the date of the Merger.

      14.4 TERMINATION NOTICE. At least sixty (60) days prior to the Closing Date, FTD shall provide to those employees identified by Buyer pursuant to
Section 10.1(n) a notice, in form and substance reasonably satisfactory to Buyer, setting forth a notice of termination of employment with FTD, and the proposed terms of any applicable offer of employment of such persons, after the Closing.

                                  ARTICLE XV
                                  ARBITRATION

      ARBITRATION. Any dispute as to any claims under this Agreement shall be resolved exclusively by arbitration in Chicago, Illinois, by three arbitrators, one of whom shall be appointed by Buyer, one of whom shall be appointed by FTD or FTDA (as the case may be) and the third of whom shall be appointed by the first two arbitrators. If either Buyer or FTD or FTDA (as the case may be) fails to appoint an arbitrator within twenty (20) days of a request in writing by the other to do so, or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days after the second arbitrator is designated, then such arbitrator shall be appointed by the Chief Judge of the United Stares District Court located in the City of Chicago or by the American Arbitration Association so as to enable the arbitrators to render an award within ninety
(90) days after the three arbitrators have been appointed. Following the selection of arbitrators as set forth above, the arbitration shall be conducted promptly and expeditiously and in accordance with the rules of the American Arbitration Association. The arbitrators shall award to the prevailing party interest for the period from the date that the loss or damage occurred to the date of payment to the prevailing party. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction therefor. Each party shall bear the expenses of the arbitrator it selects and shall jointly and equally share with the other expenses for the third arbitrator and the arbitration proceeding, including, without limitation, any expenses of the arbitrators but excluding legal, expert, accountant and other professional fees of the other side.

                                  ARTICLE XV
                                  TERMINATION

     16.1 TERMINATION EVENTS. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

     (a) By mutual written consent of Buyer, Buyer Sub and FTD;

     (b) By Buyer, Buyer Sub or FTD if this Agreement and the transactions contemplated hereby are not approved by the affirmative vote of the FTD Record Members as required by law prior to the close of business on March 15, 1995; or

     (c) By Buyer or FTD following written notice to the other at any time prior to the Closing of any material breach by the other of a representation, warranty or covenant contained in this Agreement, and the breach continues for a period of thirty (30) days after such notification; or

     (d)  [Reserved]; or

     (e) By Buyer or FTD if FTD executes an agreement with respect to an Acquisition Proposal in furtherance of exercising its fiduciary duties as described in the penultimate sentence of Section 17.1; or

     (f) By Buyer if the Board of Directors of FTD withdraws or modifies its recommendation referred to in Section 3.1; or

     (g) By Buyer or FTD if the Michigan Department of Commerce or the Secretary of State of the State of Delaware refuses to accept the filing of the Certificate of Merger; or

     (h) By Buyer or FTD if the transactions contemplated by this Agreement have not been consummated by March 31, 1995; or

     (i) By Buyer if any of the conditions to Closing with respect to FTDA as set forth in Section 10.1 (d), (j), (m) or (n) have not been satisfied.

     16.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 16.1, the Merger shall be abandoned and this Agreement shall become void and of no effect with no liability on the part of any party, except that the agreements contained in Sections 17.3, 17.6 and 17.8 shall survive the termination hereof, and the Deposit shall be returned to Buyer; provided, however, that, in the event FTD terminates this Agreement under subsection 16.1(c) due to Buyer's material breach of a representation, warranty, or covenant contained herein (including without limitation Buyer's failure to obtain adequate financing) and provided neither FTD nor any Subsidiary is in material breach of any representation, warranty or covenant in this Agreement FTD shall be entitled to receive the Deposit from the Escrow Agent and retain the amount so received as payment in full and complete satisfaction and discharge of all liabilities of Buyer to FTD with respect to this Agreement, the transactions anticipated hereby, or otherwise; provided further, in the event of a termination of this Agreement under subsection 16.1(b), (e), (f), (g) or (i) or by Buyer under subsection 16.1(c) due to FTD's material breach of a representation, warranty or covenant contained herein, and provided neither Buyer nor Buyer Sub is in material breach of any representation, warranty or covenant contained in this Agreement, FTD shall promptly pay to Buyer $1.5 million as payment in full and complete satisfaction and discharge of all liabilities of FTD to Buyer with respect to this Agreement, the transactions anticipated hereby or otherwise (other than the return of the Deposit described above and the topping fee described below); provided further, in the event of a termination of this Agreement by FTD under subsection 16.1(e), FTD shall also pay to Buyer a topping fee (not to exceed $9.5 million) in an amount equal to the greater of (i) fifty percent (50%) of the excess of the greater of the stated value or the fair market value of the consideration in such Acquisition Proposal over the Cash Merger Consideration, or (ii) Buyer's actual out-of-pocket expenses paid or accrued with respect to the transactions contemplated hereby, including but not limited to, legal and accounting services, proxy solicitation fees and expenses and financing commitment fees and expenses. The Deposit shall be returned to Buyer in the event the Closing does not occur other than as a result of a material breach by Buyer of a representation, warranty or covenant contained in this Agreement.

                                 ARTICLE XVII
                                 MISCELLANEOUS

      17.1 OTHER OFFERS. From the date hereof until the termination hereof, FTD, its Affiliates and their respective officers, directors, employees, or other agents will immediately cease any existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and will not directly or indirectly, (a) engage in discussions or negotiations with or take any action to solicit, initiate, or encourage any offer or indication of interest from any Person with respect to any Acquisition Proposal, (b) propose, authorize, recommend, or enter into any agreement with respect to any Acquisition Proposal, or (c) disclose any nonpublic information relating to FTD or afford access to its properties, books, or records to any Person who might be considering making, or has made, an offer with respect to an Acquisition Proposal. FTD will promptly notify Buyer after receiving any offer or solicitation with respect to an Acquisition Proposal or any request for nonpublic information relating to it or for access to its properties, books, or records by any Person that may be considering making, or has made, an offer with respect to an Acquisition Proposal, and will keep Buyer fully informed of the status and details of any such offer, indication, or request and provide Buyer with a copy thereof. Notwithstanding anything herein to the contrary, FTD may respond to, negotiate with, disclose information and provide access to its properties, books and records pursuant to confidentiality agreements, and enter into any agreement with any Person with respect to an unsolicited written Acquisition Proposal if the Board of Directors of FTD by a majority vote determines in its good faith judgment based as to legal matters on the written opinion of outside counsel that failing to take such action would constitute a breach of the Board's fiduciary duties. For purposes of this Section 17.1, "Acquisition Proposal" means any proposal for a merger or other business combination involving FTD or any of the Subsidiaries, or to acquire any material assets of FTD or any of the Subsidiaries, other than (a) the transactions contemplated by this Agreement and (b) any such transaction among FTD, FTDA, and/or any of the Subsidiaries.

      17.2 SALES AND TRANSFER TAXES. All sales and transfer taxes imposed by federal, state or local government authorities upon the Merger or otherwise upon the transactions contemplated by this Agreement shall be paid by Surviving Corporation.

      17.3 BROKERS AND FINDERS. Except for fees and expenses payable by FTD to
W. Y. Campbell & Company in accordance with Section 9.2 and except for a fee payable by Buyer and Buyer Sub but not FTD or any affiliate thereof, each Party represents and warrants to the other Party that it has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees, or agents' commissions or other like payment in connection with this Agreement or the transactions contemplated hereby. Except as contemplated by
Section 17.6, each party agrees to indemnify and hold the other harmless from and against any obligation or liability for brokers' or finders' fees or agents' commissions or other like payment based in any way on agreements, arrangements or understandings claimed to have been made by such indemnifying party with any third party.

      17.4 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each Party hereto covenants and agrees that its representations and warranties contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement shall not survive the Closing Date but in all other respects this Agreement, including all covenants and undertakings, shall continue in full force and effect. No action shall be commenced for any alleged breach of any such representations or warranties after the Closing Date except an action based on fraud.

      17.5 WAIVERS. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

      17.6 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, and all other expenses incurred by such party incident to the negotiations, preparation and execution of this Agreement. FTD will pay all such fees and expenses accrued prior to the Closing in accordance with Section 9.2.

      17.7 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the earlier of delivery if delivered personally, or upon receipt if sent by registered or certified mail, return receipt requested, postage prepaid, or on the second next business day after deposit if sent by recognized overnight delivery service, or upon transmission if sent by telecopy or facsimile transaction (with request of assurance of receipt in a manner customary for communications of such type) as follows:

      (a)  If to Buyer:

           Mr. Richard C. Perry
           President
           Perry Capital Corp.
           245 Park Avenue
           New York, New York 10167

           with a copy to:

           Gary P. Cullen, Esq.
           Skadden, Arps, Slate, Meagher & Flom
           333 West Wacker Drive
           Chicago, Illinois 60606
           Fax:  (312) 407-0411

      (b)  If to FTD:

           Mr. John A. Borden
           Executive Vice President and Secretary
           Florists' Transworld Delivery Association
           29200 Northwestern Highway
           Southfield, Michigan 48034
           Fax:  (810) 355-4141
            with a copy to:

            John A. Krsul, Jr., Esq.
            Dickinson, Wright, Moon, Van Dusen & Freeman
            500 Woodward Ave.
            Suite 4000
            Detroit, Michigan 48226
            Fax:  (313) 223-3598

      17.8 CONFIDENTIALITY. Buyer, Buyer Sub and FTD each agree that each of their respective officers, directors, employees and other representatives shall hold in strict confidence and shall use data and information obtained from the others in connection with this Agreement solely in connection with the transactions herein contemplated, except to the extent such data and information may be publicly available through no fault of either of them or required by law to be disclosed. Should the Merger and related transactions not be consummated, Buyer or FTD, as the case may be, shall return to the other such data and information and all copies thereof, or certification confirming its destruction, and shall continue to hold all of the same in confidence and not use it for any purpose whatsoever. Promptly after the date of this Agreement, but in no event later than five business days from such date, FTD shall request and use its good faith efforts to obtain any data or information provided to any third parties (including any of their employees, advisors or agents) pursuant to the terms of any applicable confidentiality agreement or otherwise in connection with their review of FTD.

      17.9 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto and their successors and assigns, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      17.10 NON-ASSIGNABILITY. This Agreement shall not be assignable by any Party without the prior written consent of the other party; provided, however, that Buyer may assign its rights and obligations hereunder to Buyer Sub or another subsidiary with the consent of FTD which consent shall not be unreasonably withheld; provided, that Buyer executes an agreement fully guaranteeing the obligations of Buyer Sub or such other subsidiary in form and substance reasonably satisfactory to FTD and FTDA, provided further, that Buyer and Buyer Sub may assign their respective rights but not their obligations to any lender providing financing to Buyer Sub or the Surviving Corporation.

      17.11 SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      17.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      17.13 PUBLICITY. Prior to the Merger, except as contemplated by this Agreement or in accordance with law, neither FTD nor Buyer shall issue or release any publicity of any kind relating to the transactions contemplated by this Agreement without obtaining the prior written approval of the other.

      17.14 ENTIRE AGREEMENT. This Agreement and the other agreements and documents referred to herein constitute the entire agreement between the Parties with respect to the transactions described in this Agreement. This Agreement may not be changed, waived or terminated except by a written instrument signed by the party against whom enforcement of the change, waiver or termination is sought.

      17.15 BEST EFFORTS. The Parties hereto shall use their respective best efforts to perform all of the obligations and satisfy all of the conditions to which such Party is subject pursuant to this Agreement. Each party shall keep the others apprised of any inquiries made of such Party by any governmental agency or authority or members of their respective staffs with respect to this Agreement of the transactions contemplated hereby.

      17.16 GOVERNING LAW. This Agreement shall be construed according to the laws of the State of Michigan, without giving effect to any choice of law provisions.

      17.17 SEVERABILITY. In case any one or more of the obligations of any party hereto under this Agreement or any related document shall be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the party's remaining obligations shall not in any way be affected or impaired thereby, and such invalidity, illegality, or unenforceability in one jurisdiction shall not affect the validity, legality, or enforceability of the party's obligations under this Agreement and each related document in any other jurisdiction.

                          [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, Buyer, Buyer Sub and FTD have caused this Agreement to be duly executed as of the day and year first above written.


                                    PERRY CAPITAL CORP.


                                    By:   /s/ Richard C. Perry
                                          -------------------------------
                                    Its:      President
                                          -------------------------------



                                    IRIS ACQUISITION CORP.


                                    By:   /s/ Richard C. Perry
                                          -------------------------------
                                    Its:      President
                                          -------------------------------



                                    FLORISTS' TRANSWORLD DELIVERY ASSOCIATION


                                    By:   /s/ Kenneth Coley
                                          -------------------------------
                                    Its:      Chairman of the Board
                                          -------------------------------


                                    And:  /s/ Mary Knox
                                          -------------------------------
                                    Its:      President
                                          -------------------------------